UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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COVETRUS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 1, 2021

Dear Shareholder,
On behalf of the Board of Directors, I am pleased to invite you to participate in the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Covetrus, Inc. on May 12, 2021 at 10:00 a.m. Eastern Time. This year’s Annual Meeting will be conducted as a virtual meeting of shareholders, a format that we believe will provide expanded access, improved communication and cost savings to our shareholders and the Company. You will be able to participate in the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.proxydocs.com/CVET. There will not be a physical meeting location and you will not be able to attend the Annual Meeting in person.
In order to participate, you must register at www.proxydocs.com/CVET up until the commencement of the Annual Meeting. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the virtual meeting and will also permit you to submit questions. Please be sure to follow instructions found on your Proxy Card and/or Voting Authorization Form and subsequent instructions that will be delivered to you via email.
You will find detailed information regarding the business to be conducted at the Annual Meeting in our notice of Annual Meeting and proxy statement. Shareholders will receive a Notice of Internet availability of the proxy materials instead of a printed copy of the proxy materials. The Notice of Internet availability includes instructions for accessing the proxy materials over the Internet or requesting a printed copy of the proxy materials by mail or an electronic copy by email.
At the Annual Meeting, you will be asked to (1) elect four (4) Class II directors, each to serve until our 2022 annual meeting of shareholders; (2) ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the current fiscal year; (3) approve amendments to our amended and restated certificate of incorporation to eliminate supermajority voting requirements; and (4) approve, by a non-binding advisory vote, the 2020 compensation paid to our named executive officers.
Your vote is important regardless of the number of shares you own. Whether or not you plan to participate in the Annual Meeting, we encourage you to read the proxy statement and cast your proxy vote promptly either online, over the phone or by returning your signed proxy card by mail as soon as possible so that your shares may be represented at the meeting. Voting by proxy will not affect your right to participate in the Annual Meeting and vote during such meeting should you so choose.
BECAUSE APPROVAL OF PROPOSAL 3 REQUIRES THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES, YOUR VOTE IS ESPECIALLY IMPORTANT AT THIS YEAR'S ANNUAL MEETING.
On behalf of the Board of Directors, I would like to express our appreciation for your investment in our Company. I look forward to your participation in the Annual Meeting.

Sincerely,
Philip A. Laskawy
Chairman of the Board

COVETRUS, INC.
7 Custom House Street
Portland, ME 04101
________________________________
NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS
To be held on May 12, 2021
________________________________
Dear Shareholders:
The 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Covetrus, Inc. (the “Company”) will be held on Wednesday, May 12, 2021 at 10:00 a.m. Eastern Time. The Annual Meeting will be a virtual shareholders meeting at www.proxydocs.com/CVET being held for the following purposes:
1.to elect four (4) Class II Directors, each to serve until our 2022 annual meeting of shareholders, and as to each, until a successor is duly elected and qualified, or until the earlier death, resignation, or removal of the Director;

2.ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
3.to approve an amendment to our amended and restated certificate of incorporation to eliminate supermajority voting requirements; and

4.to approve, by a non-binding, advisory vote, the 2020 compensation paid to our named executive officers.
We also will transact such other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.
The Board of Directors has fixed the close of business on March 15, 2021 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of shareholders entitled to vote at the Annual Meeting will be available at 7 Custom House Street, Portland, Maine 04101 on the date of, and for ten days prior to, the Annual Meeting.
To participate in the Annual Meeting virtually via the Internet, please visit www.proxydocs.com/CVET. In order to participate, you must register at www.proxydocs.com/CVET up until the commencement of the Annual Meeting. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the virtual meeting and will permit you to submit questions. You will not be able to attend the Annual Meeting in person.
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the Proxy Statement may be accessed free of charge at www.proxydocs.com/CVET.
Please refer to the Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.
By Order of our Board of Directors,
Jamey Seely
Corporate Secretary
Portland, Maine
April 1, 2021

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS OF COVETRUS, INC.
May 12, 2021

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by Covetrus, Inc. (“we,” “us,” “our,” “Covetrus” or the “Company”) on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of proxies for use at the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on Wednesday, May 12, 2021 at 10:00 a.m. Eastern Time. This year’s Annual Meeting is a virtual shareholders meeting at www.proxydocs.com/CVET.
PROXY STATEMENT SUMMARY
This Proxy Statement provides information for shareholders of Covetrus, as part of the solicitation of proxies by the Company and its Board from holders of the outstanding shares of the Company’s common stock (“Common Stock”), for use at the Annual Meeting.
This summary highlights select information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting. You should read the full Proxy Statement before casting your vote.
2021 ANNUAL MEETING

Date and Time:	Wednesday, May 12, 2021, at 10:00 a.m. Eastern Time.
Location:	The meeting is a virtual shareholders meeting only at www.proxydocs.com/CVET
Record Date:	March 15, 2021
Voting Items:

The following table summarizes the proposals to be considered at the Annual Meeting and the voting recommendations of the Board with respect to each proposal.

Proposal Number	Proposal	Board Voting Recommendation	Page Number
1	The election to the Board of Directors of the four (4) nominees named in the Proxy Statement as Class II Directors.	FOR each director nominee	6
2	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the Company’s fiscal year ending December 31, 2021.	FOR	39
3	To approve an amendment to our amended and restated certificate of incorporation to eliminate supermajority voting requirements.	FOR	43
4	An advisory vote on the 2020 compensation paid to our named executive officers.	FOR	44

i

Business Overview

Covetrus is a global animal-health technology and services company dedicated to empowering veterinary practice partners to drive improved health and financial outcomes. We are bringing together products, services, and technology into a single platform that connects our customers to the solutions and insights they need to work best. Our passion for the well-being of animals and those who care for them drives us to advance the world of veterinary medicine.

Covetrus has over 100 offices throughout the world. The Company is well established in the United States, western Europe, Australia and New Zealand, operating in 22 countries. We are growing our presence in Brazil, China, eastern Europe and other emerging markets. Covetrus has more than 5,500 employees, serving over 90,000 customers around the globe. The Company’s senior management team is based primarily within the U.S. and Europe.

History and Corporate Information

In February 2019, we combined the complementary capabilities of the animal health business of Henry Schein, Inc. (“Henry Schein”) and Direct Vet Marketing, Inc. (d/b/a Vets First Choice), bringing together leading practice management software and supply chain and distribution businesses with a technology-enabled prescription management platform and related pharmacy services. We believe our approach to the market will support the delivery of improved veterinary care and the health of veterinary practices while driving increased demand for our products and services. We were incorporated in Delaware in April 2018 as a wholly owned subsidiary of Henry Schein under the name HS Spinco, Inc., and subsequently changed our name to Covetrus, Inc. Prior to the spin-off, affiliates of Covetrus purchased from certain minority holders their ownership interests in the applicable operating companies of the animal health business (the “Animal Health Business”) of Henry Schein. On February 7, 2019, Henry Schein completed the spin-off of its Animal Health Business and transferred the applicable assets, liabilities, and ownership interests to us and distributed all the shares of our common stock that were then owned by Henry Schein to its stockholders of record as of January 17, 2019 (the “Distribution”). Also, on February 7, 2019 and prior to the Distribution, we sold $361 million in shares to accredited institutional investors (the “Share Sale”). The proceeds from the Share Sale were paid to us and distributed to Henry Schein. Concurrent with the Distribution, we paid a cash dividend of $1.2 billion from loan proceeds from our newly established credit facility. We then acquired Vets First Choice in an all-stock transaction and, the following day, our shares began trading on the Nasdaq Global Select Market exchange under the symbol CVET.

Throughout 2020, the company made a number of strategic transactions to focus the business, improve its balance sheet and further strengthen its global position. In April 2020, we announced the completion of the sale of our scil animal care business (“scil”) to Heska Corporation (“Heska”) (Nasdaq: HSKA) for $110 million; proceeds from the transaction benefited the Company’s net debt position. We also divested Hippocampe in France, where the veterinary distribution market remains dominated by loss-making entities and a difficult-to-penetrate cooperative model. We expanded our distribution in the Iberian market through a joint venture with Distrivet, located in Spain, and we accelerated our strategy to strengthen customer relationships through an investment in Veterinary Study Groups, an iconic veterinary organization in North America.

Our Products and Services

Covetrus is the leading global technology-enabled services company in the Animal Health industry. Our diverse range of capabilities across distribution, pharmacy and software enables Covetrus to drive our customers' businesses like no other animal health company. Below is a graphic representing our major product categories and capabilities:

Software Services
Client Comms & Telemedicine
Practice Management Software
Payment Processing
Logistics & Distribution
Inventory Management
Proprietary Brands
Supply Chain Services
Rx Services & Compounding
Client Engagement
E-commerce Solutions
Prescription Management

Supply Chain Services
Covetrus is the global leader in veterinary distribution for the companion animal market. We offer our customers an unmatched, comprehensive portfolio of products and services to help drive practice revenue, operate efficient practices, and deliver high-quality care. We offer veterinarians top-quality supplies and solutions to accommodate everything from their waiting room to their surgical suite, including innovative compounding medications, inventory management and business services. A practice doesn’t run itself, and by combining our extensive infrastructure, logistical expertise and product offering with robust software and ordering tools, Covetrus helps meet and exceed our customers’ day-to-day needs enabling them to concentrate on delivering care to their patients.
Software Services
Covetrus is the market leader in veterinary practice management software. We offer technology solutions and services designed to increase practice efficiency, improve overall business health, and allow the veterinarian more time to provide patient care, including: on-premise and cloud-based practice management software; data-driven applications; and client communications tools. Products within our software portfolio include: eVetPractice, Impromed, AVImark, Rapport and Vetstreet. In 2020, our team of developers and technologists quickly responded to the changed market dynamics in order to maintain our customers’ ability to provide service and care within the COVID-19 pandemic. We expedited the launch of our integrated telemedicine solution across the company’s global suite of practice information management systems (PIMS), client communications, and prescription management solutions. Our new telemedicine functionality provided our customers with immediate, safe access to their clients and patients using the practices’ existing Covetrus technology solutions. This product was a critical development within the pandemic, and it will serve our customers and their patients well into the future.

Prescription Management
The new best practice in complete veterinary care. Covetrus is the market leader in online pharmacy services for veterinarians. This business unit has experienced 52% net sales growth in fiscal year ended December 31, 2020, as compared to December 31, 2019, and is responsible for fulfilling 3.6 million orders year to date. Our prescription management platform provides practices a closed-loop approach for their patient care. Our platform integrates into the practices’ practice management software (PIMS) and workflow and leverages insight, analytics and client engagement communications. Veterinarians are enabled to manage the complete lifecycle of a prescription, identify gaps in medical care, and improve medical compliance. Covetrus strengthens our customers’ client relationships through convenience of our e-commerce, Auto-Ship services, and access to accredited Covetrus veterinary pharmacies and compounding services, with more than 20,000 products for standard prescriptions, preventatives, diets, and innovative compounded medications. Covetrus’ Prescription Management Platform enables veterinarians to create new revenue opportunities, adapt to changing animal-owner purchasing behaviors, and drive increased compliance and stronger health.
Covetrus Prescription Management Market Differentiators:
•Proactive e-prescribing
•Rx refill and renewal management
•PIMS-integration and workflow
•AutoShip services
•Client engagement

Our Board of Directors

Name, Principal Occupation & Relevant Experience	Age [1]	Director Since	Independent	Committee Memberships
				Audit Committee	Compensation and Talent Committee	Nominating and Governance Committee
Philip A. Laskawy Chairman of the Board Retired Chairman & CEO, Ernst & Young LLP	79	2019				Member
Deborah G. Ellinger Senior Advisor for The Boston Consulting Group; Former President/CEO of four PE-backed companies, former C-Suite executive at CVS and Staples, former banker with extensive public board experience.	62	2019			Member	Chair
Sandra L. Helton Former EVP/CFO/Director of Telephone & Data Systems, Inc. (TDS), Senior Finance and Accounting Leader at Compaq and Corning; extensive board experience at Principal Financial Group (current audit Chair) OptiNose, Inc. (current audit Chair), Lexmark, Covance.	71	2019		Chair		Member
Mark J. Manoff Co-Founder and CEO, Verrian, Inc. through 2019. Former EY Americas Vice Chair Led EY’s Center for Board Matters, managed EY’s worldwide relationship with IBM.	64	2019		Member		Member
Edward M. McNamara President, TeamLaunch, LLC. Former Executive Rue La La, Cendant, and WEX.	56	2019		Member	Chair
Steven Paladino Executive Vice President, Chief Financial Officer, Member of the Board of Directors of Henry Schein, Inc.	63	2019
Sandra Peterson Partner, Clayton, Dubilier & Rice Director at Microsoft Corporation	62	2020			Member
v

Name, Principal Occupation & Relevant Experience	Age [1]	Director Since	Independent	Committee Memberships
				Audit Committee	Compensation and Talent Committee	Nominating and Governance Committee
Ravi Sachdev Clayton, Dubilier & Rice	44	2019				Member
Sharon Wienbar Extensive board experience, including Resideo Technologies, Inc. (current compensation committee chair), Colfax Corporation (current compensation committee member).	59	2020		Member	Member
Benjamin Wolin CEO & President, Covetrus, Inc. Director at Rockwell Medical (RMTI), co-founder and former CEO of Everyday Health, Inc.	46	2019
1 As of March 15, 2021

Each of our continuing Directors has extensive professional experience. The chart below highlights specific areas in which we believe our Directors have particularly deep experience relevant to our current profile and strategic needs.

	CEO/COO/ President Operational Leadership at Scale	Public Co. Board Experience	Finance & Capital Management	Mergers & Acquisitions	Global Experience	Animal Health/ Healthcare Industry	Distribution/ Supply Chain	Tech/SaaS/ Digital Transformation	eCommerce/B2B & B2C Marketing	Diversity
Ben Wolin	x	x	x	x		x			x
Deborah G. Ellinger	x	x	x	x	x	x			x	x
Sandra L. Helton		x	x	x	x	x		x		x
Philip A. Laskawy	x	x	x	x	x	x	x
Mark J. Manoff			x	x	x	x
Edward M. McNamara			x	x	x	x		x	x
Steven Paladino		x	x	x	x	x	x		x
Sandra Peterson	x	x	x	x	x	x	x	x	x	x
Ravi Sachdev		x	x	x		x	x			x
Sharon Wienbar		x	x	x	x		x	x	x	x

Corporate Governance

Since our inception, we have been committed to good corporate governance. We believe our early adoption of good governance practices promotes the long-term interests of our shareholders, fosters sustained business success, and strengthens our Board of Directors and management accountability.
See Corporate Governance for more information.

COVETRUS, INC.
7 Custom House Street
Portland, Maine 04101
_____________________________
PROXY STATEMENT
ANNUAL MEETING
May 12, 2021
_______________________________
Information About Proxy Materials, The Annual Meeting, and Voting
Why am I receiving these materials?
On or about April 1, 2021 we have made these materials available to you on the Internet and, upon your request, have delivered printed versions of these materials to you by mail or electronic copies to you by email, in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Shareholders to be held on May 12, 2021 at 10:00 a.m. Eastern Time, and at any postponement(s) or adjournment(s) of the Annual Meeting.
Location of the Annual Meeting
The Annual Meeting will be conducted as a virtual meeting of shareholders by means of a live webcast. We believe that hosting a virtual meeting will enable greater shareholder attendance and participation from any location, improved communication and cost savings to our shareholders. By visiting www.proxydocs.com/CVET, you will be able to attend the Annual Meeting, vote your shares and submit your questions during the meeting via the Internet. There will not be a physical meeting location and you will not be able to attend in person. We invite you to participate in the virtual meeting and request that you vote on the proposals described in this Proxy Statement. However, you do not need participate in the meeting to vote your shares. Instead, you may vote by Internet, by telephone, or, if you requested and received paper copies of the proxy materials by mail, you may also vote by completing and mailing your proxy card.
What is included in these materials?
The proxy materials include:
•this Proxy Statement (including the Notice of 2021 Annual Meeting of Shareholders)
•our Annual Report to Shareholders for the year ended December 31, 2020; and
•a proxy card.
What items will be voted on at the Annual Meeting?
Shareholders will vote on the following items at the Annual Meeting:
Proposal One: the election to the Board of Directors of the four (4) nominees named in this Proxy Statement as Class II Directors;
Proposal Two: ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the Company’s fiscal year ending December 31, 2021;

Proposal Three: the approval of an amendment to our amended and restated certificate of incorporation to eliminate supermajority voting requirements; and
Proposal Four: an advisory vote on the 2020 compensation paid to our named executive officers.
We are not aware of any other matters to be presented at our Annual Meeting. However, if any other matters are properly presented, the persons designated as proxies intend to vote, or otherwise act, on those matters in accordance with their judgment.
What are the voting recommendations of the Board of Directors?
The Board recommends that you vote your shares:
•“FOR” each of the nominees to the Board of Directors named in this Proxy Statement (Proposal No. 1);
•“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal No. 2);
•“FOR” approval of an amendment to our amended and restated certificate of incorporation to eliminate supermajority voting requirements (Proposal No. 3); and
•“FOR” advisory approval of the 2020 compensation paid to our named executive officers (Proposal No.4).
What is the voting requirement to approve each of the proposals?
•Election of Directors (Proposal No. 1). To be elected, a Director must receive a majority of the votes cast (the number of shares voted “for” a Director nominee must exceed the number of votes cast “against” that nominee). If an incumbent Director does not receive a majority of the votes cast (with “abstentions” and “broker non-votes” not counted as a vote “for” or “against” such nominee’s election) such Director shall promptly tender his or her resignation to the Board of Directors. Within 90 days following certification of the shareholder vote, the Board shall determine whether to accept such resignation in accordance with our Amended and Restated By-Laws (“By-Laws”). We will publicly disclose any such decision by the Board of Directors with regard to any Director’s resignation.
•Approval of Amendments to Amended and Restated Certificate of Incorporation (Proposal 3). An affirmative vote of not less than 66 2/3% of the outstanding shares entitled to vote as of the record date is required for approval of such Proposal. Abstentions and broker non-votes, if any, will have the same effect as if you voted against Proposal 3.
•Other Matters. Under our By-Laws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon will be required for approval of the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2) and the advisory approval of the 2020 compensation paid to our named executive officers (Proposal No. 4). For Proposal No. 2, abstentions will be counted as shares present and entitled to vote and will therefore have the same effect as a vote against Proposal No. 2. We do not expect there to be any broker non-votes with respect to the ratification of the appointment of the independent registered public accounting firm for 2021. For Proposal No. 4, abstentions will be counted as shares present and entitled to vote and, therefore, will have the same effect as a vote against Proposal No. 4 and broker non-votes will not be deemed represented at the annual meeting for purposes of voting on Proposal No. 4 and, therefore, will have no effect on Proposal No. 4. While the advisory votes on our Company’s 2020 executive compensation are required by law, they will not be binding on us or our Board of Directors. However, the Compensation and Talent Committee of our Board of Directors will consider the outcome of these votes when determining future executive compensation decisions and holding future shareholder advisory votes on executive compensation.
Who may vote at the Annual Meeting?
Only shareholders of record as of the close of business on March 15, 2021, the record date, are entitled to receive notice of, to attend and to vote at the Annual Meeting. As of the record date, there were 136,272,211 shares of our common stock, $0.01 par value per share, issued and outstanding. Shareholders are entitled to one vote per share.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
In certain sections of this Proxy Statement, we distinguish between shareholders of record and beneficial owners. Most of our shareholders are beneficial owners of shares held in street name.
•Shareholders of Record. If your shares are held in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “shareholder of record” of those shares. As a shareholder of record, you are receiving the Notice of Internet availability or, as applicable, a printed or electronic copy of the proxy materials, directly from us.
•Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by another custodian, you are considered the “beneficial owner” of those shares and the shares are held in “street name” by the broker or custodian, which is the shareholder of record. As a beneficial owner, your broker or custodian will forward to you the Notice of Internet availability or, as applicable, a printed or electronic copy of the proxy materials.
How do I vote?
You may vote electronically at the meeting, by telephone, online, or by completing and returning a proxy card. We recommend you vote by proxy even if you plan to participate in the virtual meeting. You can always change your vote by voting electronically at the virtual meeting.
If you receive more than one Notice of Internet availability (or multiple proxy cards), in order to vote all of your shares by proxy, you must return each proxy card or separately vote over the Internet all of the shares owned by you. You may receive multiple proxy cards if, for example, you hold shares in more than one brokerage account, or you are a shareholder of record and hold shares registered in more than one name.
How are proxies voted?
All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.
What happens if I do not return my proxy?
•Shareholders of Record. If you are a shareholder of record and do not vote over the Internet, by phone or by mailing your proxy card, your shares will not be voted unless you attend the Annual Meeting and vote your shares electronically at the Annual Meeting.
•Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not vote over the Internet, by phone or by mailing your proxy card, under the rules of various securities exchanges, the broker or custodian that holds your shares may generally vote on routine matters, but cannot vote on non-routine matters. If your broker or custodian that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or custodian will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares; this is referred to as a “broker non-vote.” A broker non-vote may also result if your broker or custodian may, but opts not to, vote your shares on a routine matter for which you have not given instructions.
Which proposals are considered “routine” or “non-routine”?
The only proposal that is considered a routine matter under applicable rules is Proposal 2, the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. All other proposals are considered non-routine.
Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on Proposal 1, Proposal 3 or Proposal 4. Because Proposal 2, regarding the ratification of the appointment of our independent registered public accounting firm by a non-binding advisory vote, is considered a routine matter, brokers are permitted to vote shares held by them without instruction from beneficial owners.

What happens if I submit my vote by proxy but do not give specific voting instructions with respect to a particular proposal?
As a shareholder of record, whether you vote over the Internet, by phone or by mailing your proxy card, if you sign and return your proxy card without giving specific voting instructions with respect to a particular proposal, the persons designated by us as proxies will vote your shares as recommended by our Board of Directors.
Can I change my vote after I have voted?
If you vote your shares by proxy, you may revoke your proxy at any time before its exercise by re-voting over the Internet, by phone, or by submitting a subsequently dated proxy card, delivering a written revocation to our Corporate Secretary at our principal offices in Portland, Maine, or by voting electronically at the Annual Meeting. If you submit multiple proxies, the last proxy received by us will be the proxy used for purposes of the Annual Meeting. Voting by proxy will not affect your right to attend the Annual Meeting and vote electronically should you so choose.
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instruction.
What is the quorum requirement for the Annual Meeting?
The holders of a majority of the shares of our issued and outstanding common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes a quorum. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote for any reason with respect to one or more of the proposals presented for shareholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned or postponed until a quorum is obtained.
Who will serve as the inspector of election?
Mediant Communications, or such other person as duly appointed by the Corporate Secretary of the Company, to whom the Board has delegated such authority, will serve as the inspector of election.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and reported on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission, on or before May 18, 2021.
How do I receive a paper copy of the proxy materials?
If you prefer to receive paper copies of the proxy materials, you can still do so. You may request a paper copy by following the instructions provided in the Notice of Internet availability. The Notice of Internet availability also provides you with instructions on how to request paper copies of the proxy materials on an ongoing basis. There is no charge to receive the materials by mail. You may request printed copies of the materials until one year after the date of the Annual Meeting.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On or about April 1, 2021, we mailed to our shareholders of record as of March 15, 2021 a Notice of Internet availability containing instructions on how to access our proxy materials, including our Proxy Statement and our annual report. All shareholders will have the ability to access our proxy materials on the website referred to in the Notice of Internet availability or request a printed set of the proxy materials. The Notice of Internet availability also instructs you on how to access your proxy card to vote through the Internet. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Who is paying for the cost of our proxy solicitation?
We will bear all costs for our solicitation of proxies. Our Directors, officers and certain of our employees may solicit proxies by mail, telephone, email, facsimile or personally without additional compensation. The Company reserves the right to engage a third-party proxy solicitor and will be responsible for the cost thereof. We are requesting that brokers and custodians forward the Notice of Internet availability or, as applicable, printed copies of the proxy materials to shareholders for whom they hold shares. We will reimburse these entities for their reasonable out-of-pocket distribution expenses.
What is the deadline to propose actions for consideration at the 2022 Annual Meeting of Shareholders?
In order for a shareholder proposal to be eligible to be included in our Proxy Statement and proxy card for the 2022 annual meeting of shareholders, the proposal must be submitted to our Corporate Secretary at our principal offices in Portland, Maine, on or before December 2, 2021, and concern a matter that may be properly considered and acted upon at the annual meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act").
Under the advance notice provisions in our By-Laws, shareholders are required to provide notice to our Corporate Secretary at our principal offices in Portland, Maine, of the nomination of Directors or to introduce an item of business at an annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the anniversary date of our prior annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year's annual meeting, or if we did not hold an annual meeting in the preceding year, notice by the shareholder must be received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which notice of such meeting was mailed or on which public disclosure of the date of the Annual Meeting is made, whichever occurs first. For further information about our Director nomination process, please see “Director Nomination Process” below.
The Virtual Meeting
We will be hosting the Annual Meeting only by means of a live webcast. There will not be a physical meeting location and you will not be able to attend the meeting in person. Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting.
By going to www.proxydocs.com/CVET, you will be able to listen to the Annual Meeting, submit questions and vote. The Annual Meeting will start at 10:00 a.m. Eastern Time on May 12, 2021. We encourage you to access the meeting website prior to the start time to allow time for check in.
You may register to attend the Annual Meeting webcast up until the commencement of the meeting.
Follow the instructions on your Notice of Internet availability. If you wish to submit a question the day of the Annual Meeting, you may log in to the virtual meeting platform at www.proxydocs.com/CVET, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 12, 2021:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT:
www.proxydocs.com/CVET

Proposal 1 – Election of Directors
Proposal Summary
Until our 2022 annual meeting of shareholders, our Board of Directors is divided into three classes designated as Class I, Class II and Class III Directors, serving staggered terms. The Board currently consists of ten members, three of whom are Class I Directors, four of whom are Class II Directors and three of whom are Class III Directors. Class I Directors were re-elected at the 2020 Annual Meeting, Class II Directors’ terms expire at the 2021 Annual Meeting, and are the subject of this Proposal 1 and Class III Directors’ terms expire at the 2022 annual meeting. Following the 2022 annual meeting, each Director will be elected annually and will hold office for a one-year term until the next annual meeting of shareholders.
The first proposal for consideration at our Annual Meeting is the election of the four (4) Class II Director nominees named in this proxy statement.
Class II Director Nominees. Our Board of Directors has, upon the recommendation of our Nominating and Governance Committee, nominated our current Class II Directors, Mark Manoff, Edward McNamara, Sandra Peterson and Steven Paladino, for re-election as Class II Directors at our Annual Meeting. Information about each Director nominee is provided below. If elected, each Director nominee for Class II will serve as a Director until our 2022 annual meeting of shareholders and his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each Class II Director nominee has indicated his or her willingness to serve if elected, but if any of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by our Board of Directors.
Under our By-Laws, Directors in non-contested elections are elected by an affirmative majority of votes cast. You can vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee; however, an abstention will not count as a vote cast in the election.
Nominees for Class II Directors for a One-Year Term That Will Expire at our Annual Meeting in 2022
Set forth below is information regarding each Director nominee, including his or her age as of March 15, 2021 and information about his or her specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that he or she should serve as a Director of Covetrus.
Mark J. Manoff, 64, became a Director in February 2019. Mr. Manoff was a co-founder and Chief Executive Officer of Verrian, Inc. through 2019. He was a partner of EY LLP (“EY,” formerly known as Ernst & Young LLP) from 1990 until his retirement as Americas Vice Chair in 2017. During his time with EY, Mr. Manoff held various positions including New York Office Managing Partner and Northeast Region Managing Partner. He also founded and led the EY Center for Board Matters. Mr. Manoff is a member of the Board of Directors of The First Tee of Metropolitan New York, a youth development organization. In addition, Mr. Manoff was a member of the Board of Directors for Roundabout Theatre in New York City for approximately 10 years (through May 2018) and was chair of its audit committee during that period. Mr. Manoff serves on the Advisory Board (previously serving as Chair) at the University of Maryland’s Robert H. Smith School of Business, where he received his B.S. in Accounting. Mr. Manoff’s extensive experience in accounting and corporate governance led to the conclusion that he should serve as a member of the Covetrus Board.
Edward M. McNamara, 56, became a Director in February 2019. Prior to such appointment, Mr. McNamara served from June 2011 as a member of the Vets First Choice Board. He is the President of TeamLaunch, LLC, a venture-building company, which he cofounded in 2013. He is the Chief Financial Officer, Secretary and former Director of RCW Inc. (dba M.Gemi), a luxury product company founded by TeamLaunch, LLC. Other TeamLaunch private portfolio companies where Mr. McNamara serves or has served as Secretary, Treasurer or Director include Launch Kids, Inc. from December 2015 to December 2017; Follain Launch, Inc. from May 2016 to present; and Seed Leaf, LLC from December 2016 to 2020. Prior to founding TeamLaunch, Mr. McNamara served as an executive in residence at General Catalyst Partners from 2011 to 2013 and focused on consumer growth opportunities. Prior to that, he served as the Chief Financial Officer of Retail Convergence Inc. (dba Rue La La), a private-sale business and its predecessor Smartbargains Inc., from 2005 to 2011. Mr. McNamara served in a number of executive roles, including Chief Financial Officer, Chief Operating Officer, President, and Interim Chief Executive Officer, at two operating businesses of Cendant Corporation from 1996 to 2004, including Wright Express, Inc. and Cendant’s Travel Distribution Division. Mr. McNamara was Chairman of the Board of Wright Express Financial Services, Inc., a banking company, from 1999 to 2001. Mr. McNamara served in a number of accounting, finance, and administrative positions for Abex Inc., an aerospace manufacturing company, and its related company Fisher Scientific Corp., a biotechnology company, from 1993 to 1996. Mr. McNamara started his career with PriceWaterhouse, an accounting firm, from 1986 to 1993, in the audit and advisory group focused on public company audits and mergers and acquisitions, leaving as a manager in the audit practice. Mr. McNamara has also served as a member of the Board of Directors of, and a formal advisor to, Counter Brands, LLC (dba Beauty Counter), a cosmetics company, from 2014 to 2020. Mr. McNamara holds a B.S. from Providence College. Mr. McNamara’s significant finance and management experience in high growth businesses as well as his deep current knowledge of Internet and digital based commerce across multiple industries led to the conclusion that he should serve as a member of the Covetrus Board.
Steven Paladino, 63, became a Director in February 2019. Since 2000, Mr. Paladino has served as the Executive Vice President and Chief Financial Officer of Henry Schein, Inc. and has been a member of its Board of Directors since 1994. He started his career with Henry Schein in 1987 and has been a member of Henry Schein’s Executive Management Committee since 1992. Prior to holding his current position, Mr. Paladino served as Senior Vice President and Chief Financial Officer from 1993 to 2000, as Vice President and Treasurer from 1990 to 1992 and as Corporate Controller from 1987 to 1990. Before joining Henry Schein, Mr. Paladino was employed as a Certified Public Accountant for seven years, most recently with the international accounting firm of BDO USA, LLP. Mr. Paladino also served as a Nasdaq Listing and Hearing Review Council member. Mr. Paladino currently serves on the Board of Directors of MSC Industrial Direct Co., Inc., and is a member of its audit committee and compensation committee. He holds a B.B.A. from Bernard M. Baruch College. Mr. Paladino’s extensive financial, accounting and industry expertise and a strong, credible reputation within the financial industry led to the conclusion that he should serve as a member of the Covetrus Board.
Sandra Peterson, 62, became a Director in June 2020. She has had a long and successful career of driving growth, operational improvement and innovation across global healthcare and consumer businesses. This includes executive roles at Johnson & Johnson, where she was group worldwide chairman, led the consumer and medical devices businesses and was responsible for the corporation’s global supply chain, technology strategy and infrastructure, and at Bayer, where she held numerous positions including the CEO of Bayer CropScience AG, CEO of Bayer Medical Care and president of Bayer HealthCare AG’s Diabetes Care Division. She started her career at McKinsey and has held executive positions at Medco Health Solutions, Nabisco, and Whirlpool. Currently, she is an operating partner at CD&R, a leading private investment firm, is a member of the Microsoft Board of Directors and is on the board of trustees of the Institute for Advanced Study and the American Academy in Berlin. She has appeared on Fortune magazine’s list of most powerful women numerous times and was featured on the magazine’s inaugural list of leaders changing healthcare. Ms. Peterson holds an M.P.A. in applied economics from Princeton University and a B.A. in government from Cornell University. Ms. Peterson’s operational leadership and extensive public board experience led to the conclusion that she should serve as a member of the Covetrus Board.
Board Recommendation
OUR BOARD RECOMMENDS THAT OUR SHAREHOLDERS VOTE
“FOR”
THE ELECTION OF MR. MANOFF, MR. MCNAMARA, MR. PALADINO AND MS. PETERSON
Continuing Directors
Set forth below is information regarding each continuing Director, including his or her age as of March 15, 2021 and information about his or her specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that he or she should serve as a Director of Covetrus.
Class III Directors (terms to expire at our 2022 annual meeting)
Deborah G. Ellinger, 62, became a Director in February 2019. Ms. Ellinger is currently a Senior Advisor for The Boston Consulting Group (“BCG”), a consulting firm, a Director of iRobot Corp, a technology company, a Director of Tupperware Brands Corporation, a consumer products company, and is the former CEO or President of four private-equity backed firms. She has been a Senior Advisor to BCG since June 2018, working primarily with their private equity team, and has served on the iRobot Board since 2011, where she is also Chair of the nominating and governance committee and has sat on several other Board committees. Her leadership roles include: President and Chief Executive Officer of Ideal Image, a chain of 130 Medical Spas, from 2016 to 2018; Chairman and Chief Executive Officer of The Princeton Review, a test preparation company, from 2012 to 2014; President of Restoration Hardware from 2008 to 2009, and President and Chief Executive Officer of Wellness Pet Food from 2004 to 2008. Previously, she served as an Executive Vice President at CVS Pharmacy, a Senior Vice President at Staples, Inc., and was a partner at The Boston Consulting Group; she began her career with Mellon Financial Corporation. Ms. Ellinger has extensive additional Board experience: from 2015 to 2017, she served as a Director of Interpublic Group of Companies, sitting on the audit committee, compensation committee and finance committees at different times. She was also a member of the Board of Directors of National Life Group from 2007 to 2014 and served on its executive committee, audit committee and was

Chair of its nominating and governance committee. She served on the Board of Sealy, Inc. from 2010 to 2013, where she was a member of the compensation committee and audit committee. She has also sat on the boards of several private companies since 2004. Ms. Ellinger’s assignments have taken her all over the world; she has lived and worked in Europe, Asia and the United States. She holds an M.A. and B.A. in Law and Mathematics from the University of Cambridge, England. Ms. Ellinger is also qualified as a Barrister-at-Law in London, as a member of the Inner Temple.
Philip A. Laskawy, 79, became a Director in February 2019 and serves as Chairman of the Board. Mr. Laskawy joined the accounting firm of EY LLP (“EY”, formerly known as Ernst & Young LLP) in 1961 and served as a partner in the firm from 1971 to 2001, when he retired. Mr. Laskawy served in various senior management positions at EY, including Chairman and Chief Executive Officer, to which he was appointed in 1994. Mr. Laskawy is currently a Director of Henry Schein, having served on the Board since 2002 and as the Lead Independent Director since 2012. He is currently the Chair of Henry Schein’s nominating and governance committee and is a member of its audit committee. Since 2002, Mr. Laskawy has served as a member of the Board of Directors of Loews Corporation and as a member of its audit committee. Additionally, since 2008, he has served as a member of the Board of Directors of Lazard Ltd. and is Chair of its audit committee and a member of its compensation committee. Mr. Laskawy previously served on the American Institute of Certified Public Accountants to review and update rules regarding auditor independence. For the past six years, he has served as a member of the board of the International Accounting Standards Committee Foundation, which was created by the Securities and Exchange Commission and sets accounting standards in more than 100 countries, and served as Chairman in 2006 and 2007. Mr. Laskawy also served as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. Mr. Laskawy received a B.A. in Economics from the Wharton School of the University of Pennsylvania.
Ravi Sachdev, 44, became a Director in February 2019. Prior to such appointment, Mr. Sachdev served from July 2015 as a member of the Vets First Choice Board. As a Partner of the private equity firm Clayton, Dubilier & Rice (“CD&R”) since June 2015, Mr. Sachdev focuses on the healthcare sector. From November 2010 to May 2015, Mr. Sachdev was a Managing Director and Co-Head of Healthcare Services at J.P. Morgan Chase & Co., a financial services company. Prior to November 2010, Mr. Sachdev held the positions of Managing Director at Deutsche Bank Securities, Inc., an investment banking firm, from January 2009 until November 2010 and Director at Deutsche Bank AG from January 2007 until January 2009. Prior to joining Deutsche Bank AG in 2006 as a Vice President, Mr. Sachdev served as a Vice President at Peter J. Solomon Company, an investment banking firm, specializing in mergers and acquisitions in the healthcare sector, from 1998 to 2006. Mr. Sachdev serves on the Board of Directors of agilon health, Inc. and Steve Madden, Inc. Mr. Sachdev holds a B.A. from the University of Michigan. Mr. Sachdev possesses knowledge of finance and the financial analytics used to measure business performance.
Class I Directors (terms to expire at our 2022 annual meeting)
Sandra L. Helton, 71, became a Director in February 2019. Ms. Helton was Executive Vice President and Chief Financial Officer of Telephone and Data Systems, Inc. (“TDS”), a telecommunications organization that includes US Cellular Corporation, from 1998 through 2006. In her role, Ms. Helton had responsibility for finance, information technology and other corporate functions. She also served on the Board of Directors of TDS. She served as Vice President and Corporate Controller of Compaq Computer Corporation from 1997 through 1998. Previously, Ms. Helton spent over 20 years with Corning Incorporated, a technology company, where she held engineering, strategy and finance positions, including Senior Vice President and Treasurer from 1991 through 1997. Since 2001, Ms. Helton serves on the Board of Directors of Principal Financial Group, Inc., and is currently Chair of its audit committee and a member of its executive committee and finance committee. Since February 2018, she has been a Director of OptiNose, Inc., and is Chair of its audit committee. Ms. Helton previously served as a Director of Lexmark International, Inc., including as a member of its audit committee. Ms. Helton also previously served as a member of the Board of Directors of Covance, Inc. and as Chair of its audit and finance committee and a member of its nominating and governance committee. Ms. Helton is currently a trustee of two non-profit organizations, Northwestern Memorial Foundation and the Chicago Architectural Center (serving at various points in the past as Chair of its finance committee, Chair of its governance committee and member of its executive committee). Ms. Helton received a B.S. in mathematics from the University of Kentucky and a S.M. from the Massachusetts Institute of Technology’s Sloan School, with double majors in Finance and Planning & Control.
Sharon Wienbar, 59, has been nominated by our Board, upon recommendation of our nominating and governance committee, to stand for election as a Class I Director. Ms. Wienbar was the Chief Executive Officer of Hackbright Academy, the engineering school for women based in San Francisco, California from 2015 through 2016, thereafter serving as a strategic advisor to Capella Education Company following its acquisition of Hackbright in April 2016. Prior to joining Hackbright, Ms. Wienbar was a venture capitalist at ScaleVP, from 2001 to 2015 where she led investments in software, internet and mobile companies. Prior to joining ScaleVP in 2001, Ms. Wienbar was Vice President, Marketing for Critical Path (NASD: CPTH) and Amplitude Software from 1999 to 2000. Ms. Wienbar spent over seven years with Adobe Systems (through 1998), starting as a product manager and later as lead marketer for many of Adobe’s applications, spearheading numerous cross-product initiatives. Prior to joining Adobe

Systems, Ms. Wienbar practiced strategy consulting at Bain & Company for nearly five years (through 1990). Ms. Wienbar serves on the Board of Directors of Resideo Technologies, Inc (NYSE: REZI), where she chairs the compensation committee, and of the Colfax Corp (NYSE: CFX), where she is a member of the compensation committee. She previously served on the Board of Directors of Glu Mobile (NASD: GLUU) and Everyday Health (NYSE: EVDY) and chaired the compensation committee and served on the audit committee of both companies. She also previously served on several private company boards of directors including Applause (Acq: Vista Equity) and Actiance (Acq: K1). Ms. Wienbar holds an S.M. and a A.B. in Engineering from Harvard University and an M.B.A. from the Stanford Graduate School of Business.
Benjamin Wolin, 46, currently serves as the President and Chief Executive Officer of the Company. Mr. Wolin became a Director of Covetrus in February 2019. Prior to Covetrus, Mr. Wolin served as the Chief Executive Officer and Co-founder of Everyday Health, Inc., a communications and marketing platform for consumers, doctors and healthcare companies, and a member of its Board of Directors from 2002 to 2016. Mr. Wolin founded Everyday Health and served as its Chief Executive Officer from inception, through its initial public offering and sale in 2016. Mr. Wolin has served on numerous private and public company boards including Diplomat Pharmacy, Rockwell Medical, AdhereTech, Aerami Therapeutics, Source Media, and Frontline Medical Communications. Mr. Wolin received his B.A. in History from Bowdoin College. Mr. Wolin has extensive experience with digital healthcare, pharmacy, technology, and public company management and governance.
Director Compensation
We compensate our non-employee members of our Board of Directors through a mixture of cash and equity-based compensation as set forth in the table below. We only compensate non-employee Directors for their service on our board. A non-employee Director is a member of our Board who is not an employee of our Company or any subsidiary of our Company.

	Lead Director Retainer	Chair Retainer	Other Member Retainer	Annual Equity Award
Board of Directors	$60,000	$90,000	$60,000	$225,000
Audit Committee	-	$30,000	$15,000	-
Compensation and Talent Committee	-	$25,000	$12,500	-
Nominating and Governance Committee	-	$15,000	$7,500	-
Strategy Committee [1]	-	$15,000	$7,500	-
1 The Strategy Committee was dissolved in February 2020
A non-employee Director who serves as the chair of a committee will be entitled to the committee chair annual cash retainer for that specific committee, in addition to the non-employee Director annual cash retainer, but will not be entitled to the committee annual cash retainer for serving as a member of that specific committee. A non-employee Director who serves as a non-management chair or lead independent Director will be entitled to the Non-Management Chair or Lead Independent Director annual cash retainer, as applicable, in addition to the non-employee Director annual cash retainer. See “Committees of the Board of Directors.”
On the date of each annual meeting of our shareholders, each non-employee Director who is continuing as a Director following the date of such annual meeting, or is elected to serve as a Director at an annual meeting, will be granted restricted stock or restricted stock units, as determined by the Compensation and Talent Committee, with a fair market value of $225,000, based on the 30-day trailing average of the closing price of our common stock prior to and including the date of grant. Such awards vest in full on the anniversary of the date of grant. If a non-employee Director is appointed or elected at any time other than an annual meeting, the non-employee Director will be eligible to receive a pro-rated annual equity award, as of the date of his or her appointment or election.
Benjamin Wolin did not qualify as a non-employee Director as he was our Chief Executive Officer while serving as a Director.
Director Compensation Table for Fiscal Year 2020
The following table sets forth a summary of the compensation we paid to our non-employee Directors for service on our Board in 2020.

Name	Fees Earned or Paid in Cash [1]	Restricted Stock Unit Awards [2]	Total
Deborah G. Ellinger	$70,625	$225,000	$295,625
Sandra L. Helton	$82,500	$225,000	$307,500
Philip A. Laskawy	$142,500	$225,000	$367,500
Mark J. Manoff	$65,625	$225,000	$290,625
Edward McNamara	$83,125	$225,000	$308,125
Steven Paladino	$46,875	$225,000	$271,875
Sandra E. Peterson	$18,132	$225,000	$243,132
Ravi Sachdev	$61,250	$225,000	$286,250
David Shaw [3]	$31,875	-	$31,875
Sharon Wienbar	$40,048	$225,000	$265,048
1 Cash amounts represent the portion of board/committee chair and member retainers earned during our 2020 fiscal year; all directors waived their board fees for the third quarter as a result of COVID-19 hardships.
2 The amount shown represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation-Stock Compensation, of restricted stock unit awards granted to each of our non-employee Directors in 2020. The grant date fair value represents fair market values less par value of $0.01 per share. The fair market value was determined by multiplying the total number of shares of common stock underlying the restricted stock units by the 30-day trailing average of the closing price of our common stock on Nasdaq prior to and including the grant date.
3 David Shaw did not stand for re-election at the 2020 Annual Meeting.
As of December 31, 2020, our non-employee Directors held the following vested restricted stock units:

Name	Vested Restricted Stock Units
Deborah G. Ellinger	6,288
Sandra L. Helton	6,288
Philip A. Laskawy	6,288
Mark J. Manoff	6,288
Edward M. McNamara	6,288
Steven Paladino	6,288
Ravi Sachdev	6,288
Sandra Peterson	0
Sharon Wienbar	0
Stock Ownership Guidelines for Non-Employee Directors
Our Board has adopted stock ownership guidelines for non-employee Directors which are intended to further align their interests with those of our shareholders. Under the guidelines currently in effect, our non-employee Directors are expected to hold shares of common stock equal in value to $400,000. The following count towards the achievement of these guidelines:
•stock owned outright, including stock owned jointly with a spouse or separately by a spouse and/or children;
•shares held in a trust for the economic benefit of the non-employee Director or his or her spouse or children;
•vested restricted stock and restricted stock units; and
•shares underlying fully vested options.
The Company allows non-employee Directors five (5) years from the date of election to the Board to attain compliance. Messrs. McNamara and Paladino have attained compliance with the guidelines. Each of our other non-employee Directors is on track to achieve compliance within the required period.
See the section of this proxy statement entitled “Beneficial Ownership Information - Security Ownership of Certain Beneficial Owners and Management” for more detailed information on the beneficial ownership of our Directors.

Executive Officers
The Board elects our executive officers annually who serve at the discretion of the Board. Our current executive officers and their ages as of March 15, 2021 are as follows:

Name	Age	Position(s) with our company
Benjamin Wolin	46	President and Chief Executive Officer
Matthew Foulston	57	Executive Vice President and Chief Financial Officer
Dustin Finer	52	Chief Administrative Officer
Michael Ellis	62	Executive Vice President and President, Europe
David S. Hinton	60	Executive Vice President and President, APAC and Emerging Markets
Timothy Ludlow	55	Executive Vice President and Chief Transformation Officer
Matthew Malenfant	59	President, North America
Laura J. Phillips	51	Vice President, Global Controller and Chief Accounting Officer
Anthony C. Providenti	54	Executive Vice President, Corporate Development
Jamey S. Seely	49	General Counsel and Secretary
Georgina Wraight	46	Executive Vice President and President, Global Technology Solutions
Benjamin Wolin’s biography is set forth above under “Board of Directors.”
Matthew Foulston was appointed our Executive Vice President and Chief Financial Officer in June 2020. Prior to joining the Company, Mr. Foulston served as the Executive Vice President and Chief Financial Officer of Treehouse Foods (NYSE: THS) from 2016 through 2019. He previously served as the Chief Financial Officer of Compass Minerals (NYSE: CMP), a specialty minerals company, from 2014 to 2016. He spent his earlier career in the automotive industry with Ford, Mazda, and Navistar. Mr. Foulston received his BSc from Loughborough University, Leicestershire, U.K.
Dustin Finer was appointed our Chief People Officer in September 2019 and our Chief Administrative Officer in November 2019. Prior to joining the Company, Mr. Finer was Chief Administrative and Internal Operations Officer at TiVo from 2016 to 2018. From 2012 until 2016, Mr. Finer was the Chief Human Resource Officer for Rovi Corporation. Prior to that, Mr. Finer was with MySpace, where he was Chief Operations Officer. Mr. Finer holds a J.D. from the University of the Pacific, McGeorge School of Law, and a B.A. from the University of California, San Diego.
Michael Ellis was appointed our Executive Vice President in January 2020. From February 2019 until such appointment, Mr. Ellis served as Senior Vice President and President, Europe. Prior to joining the Company, Mr. Ellis served as Chief Financial Officer—Europe, General Manager and Vice President—Europe, and President—Europe of Henry Schein Animal Health at Henry Schein since April 2009. Mr. Ellis is a qualified Fellow Chartered Management Accountant, FCMA, and has a diploma in Business Studies from Sheffield University.
David Hinton was appointed our Executive Vice President and President, APAC and Emerging Markets in January 2020. From February 2019 until such appointment, Mr. Hinton served as Senior Vice President and President APAC and Emerging Markets. From April 2016 until February 2019, Mr. Hinton served as Vice President and Managing Director—ANZ, and from January 2011 to April 2016 as Vice President and Managing Director—U.K., Ireland and France of Henry Schein Animal Health. Mr. Hinton holds a Post Graduate Diploma in Management Studies, and a Diploma in Marketing from the University of the West of England.
Timothy Ludlow was appointed our Executive Vice President in February 2020, having served as our Senior Vice President and Chief Transformation Officer since February 2019. Prior to such appointment, Mr. Ludlow served from August 2018 as Chief Integration and Transformation Officer and, from March 2015 to August 2018, as Chief Financial Officer of Vets First Choice. From October 2012 to March 2015, Mr. Ludlow served as Chief Financial Officer of Pine State Trading Company, a beverage distribution company, and from April 2008 until September 2012, Mr. Ludlow served as Senior Vice President and Treasurer of C&S Wholesale Grocers. Mr. Ludlow is a qualified U.K. accountant, FCCA.
Matthew Malenfant was appointed our President, North America in May 2020. Prior to joining the Company, Mr. Malenfant served as the Principal of Malenfant Consulting, LLC, a leadership coaching and organizational design company, from 2018 to 2020. He previously served as the Chief Executive Officer of Saxco International, LLC, a packaging distributor for the spirits, wine, and beer industries, from 2012 through 2017, and prior to that as President, The Americas for VWR International, a life science and laboratory supply distribution company from 2007 through 2011. Mr. Malenfant currently serves as the Executive Chairman of DWK Life Sciences, LLC, a manufacturer of precision glassware, pharmaceutical packaging and specialty life science products, from 2019 to current and as a Director for Thomas Scientific, LLC, a distributor in the laboratory and critical environment industries from 2018 to present. Mr. Malenfant has a B.A. and a B.S. from Arizona State University and achieved a Masters Certification from Merck University in Darmstadt, Germany.
Laura J. Phillips was appointed our Vice President, Global Controller, and Chief Accounting Officer effective June 2019, having served as Vice President, Accounting for the Company since April 2019. Prior to Covetrus, Ms. Phillips served as Director of Finance Compliance at Google from 2017 until 2019. Prior to that, Ms. Phillips served as Vice President, Corporate Controller of Brown-Forman Corporation from 2014 until 2016. From 2007 until 2014, she served as Assistant Corporate Controller of General Motors. From 2003 until 2007, Ms. Phillips served on the staff of the Public Company Accounting Oversight Board, most recently as the Deputy Chief Auditor. Ms. Phillips holds an M.B.A. from the University of Michigan, Ross School of Business, and a B.S.B.A. in Accounting and Finance from Miami University. Ms. Phillips is a Certified Public Accountant.
Anthony Providenti was appointed our Executive Vice President in February 2020, having served as our Senior Vice President, Corporate Development since February 2019. Prior to such appointment, Mr. Providenti served in a number of positions at Henry Schein since 2003, including Vice President, Corporate Business Development Group, and Vice President, Strategy and Development, Global Animal Health Group. Mr. Providenti holds a J.D. from Fordham University School of Law and a B.S. in Accounting from Lehigh University.
Jamey S. Seely was appointed our General Counsel and Secretary in September 2020. Prior to joining the Company, Ms. Seely held both business and legal roles while serving as President and General Counsel of Integra, Inc., a developer of blockchain technology for the legal industry, from April 2020 to September 2020. Other past posts include Executive Vice President and General Counsel of the Gates Industrial Corporation, from September 2017 to April 2020, where she led to a successful IPO, and Executive Vice President and General Counsel and Corporate Secretary at ION Geophysical, Inc. from September 2014 to September 2017. Ms. Seely holds a J.D. from Southern Methodist University’s Deadman School of Law, a B.A. from Baylor University, and a Professional Certificate in Energy Innovation & Emerging Technologies from Stanford University.
Georgina Wraight was appointed our Executive Vice President and President, Global Technology Solutions, the business formed with the merging of Global Prescription Management and Global Software Services, in January 2020. Prior to this, and from February 2019, Ms. Wraight served as Senior Vice President, President of Global Prescription Management. From August 2018 to February 2019, Ms. Wraight served as President, and from January 2018 to August 2018, as Chief Operating Officer of Vets First Choice. From November 2015 until August 2017, she served as Chief Operating Officer of the Rockport Company, a shoe manufacturer. From September 2012 to November 2015, Ms. Wraight served as Group Chief Financial Officer and then as Chief Operating Officer of Highline United & Modern Shoe Company. Ms. Wraight is a qualified Chartered Global Management Accountant (CGMA).

CORPORATE GOVERNANCE

Corporate Governance Overview
We are committed to ensuring high standards of corporate governance. Some examples of this commitment are set forth below:
•Our Board currently consists of ten members, eight of whom are independent Directors within the meaning of Nasdaq's listing standards.
•All members of our Board’s committees are independent Directors.
•Following the 2022 annual meeting, we will have a declassified Board, with each Director elected annually.
•The positions of Chairman of the Board and Chief Executive Officer are presently separated, allowing our CEO to focus his time and energy on operating and managing the Company.
•Our Board of Directors performs an annual self-assessment.
•We have corporate governance guidelines that are published on our website at http://ir.covetrus.com, which among other things, lay out the responsibilities and qualification standards for Directors, the criteria for Director nominations, the Board meeting process, our Directors’ access to officers and employees and independent advisers, and the duties of our Chair and, if applicable, lead independent Director.
•Our corporate governance guidelines also require our Directors to limit the number of other public company boards on which they serve so that they are able to devote adequate time to their duties to the Company.
•Our corporate governance guidelines further require that any nominee for Director who does not receive a majority vote in an uncontested election must promptly tender his or her resignation to the Board, which will consider whether to accept the resignation.
•We have stock ownership guidelines for our CEO, our other executive officers and our non-employee Directors that are described in this proxy statement under “Director Compensation - Stock Ownership Guidelines for Outside Directors” and “Stock Ownership Guidelines.”
•Our independent Directors hold regularly convened meetings without management present.
•Independent Directors approve Director nominations and executive officer compensation.
•Our Audit Committee reviews and approves all related-party transactions.
•We have a code of business conduct and ethics which our employees are trained on annually.
•Waivers of our code of business conduct and ethics given to our executive officers or Directors must be approved by our Board of Directors and disclosed publicly.
Corporate Governance Guidelines
The Board has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interest of our shareholders, and a code of business conduct and ethics that applies to all of our employees, officers and Directors. Our corporate governance guidelines and our code of business conduct and ethics can be accessed from the corporate governance page in the investor relations section of our website at http://ir.covetrus.com.
Our Corporate Governance Documents

•Amended and Restated Certificate of Incorporation •Amended and Restated By-Laws •Corporate Governance Guidelines •Code of Business Conduct and Ethics •Insider Trading Policy	•Audit Committee Charter •Nominating and Governance Committee Charter •Compensation and Talent Committee Charter •Related Party Transactions Policy

Board Leadership Structure
The Board oversees our Chief Executive Officer and other senior management in the competent and ethical operation of the Company and assures that the long-term interests of the shareholders are being served.
Our current leadership structure splits the roles of CEO and Chairman, with Mr. Laskawy serving as our independent Chairman. Our Corporate Governance Guidelines provide our Board of Directors with flexibility to select the appropriate leadership structure based on the specific needs of our business and the best interests of our shareholders. If the Chairperson of the Board is not independent, the Board will appoint a Lead Independent Director upon the recommendation of the Nominating & Governance Committee, which will be a Director who qualifies as independent under the applicable rules of Nasdaq.
The Board periodically reviews its leadership structure to determine whether the roles of chair and chief executive officer should be separated or combined. The Board believes that the current separation of the chair and chief executive officer roles allows Mr. Wolin to focus his time and energy on operating and managing the Company. Our Board continues to evaluate our leadership structure and may make appropriate changes in the future.
The Chair of the Board presides over meetings of the Board and serves as a liaison between the Directors and management.
Risk Oversight
The Board's Role
The management of risk is an integral part of Board deliberations throughout the year. Management is responsible for the day-to-day management of risks our company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. A fundamental part of risk oversight is to understand the risks that we face, the steps management is taking to manage those risks and to assess our appetite for risk. Risk management systems, including our internal auditing procedures, internal controls over financial reporting and corporate, ethics, and compliance programs, are designed in part to inform management about our material risks. The Board believes that full and open communication between management and the Board are essential for effective risk management and oversight. The Board and its committees receive regular presentations from senior management on strategic matters involving our operations and areas of material risk to our company, including operational, financial, legal, ethics and compliance, regulatory, cyber security and strategic risks, among others. The Board and its committees also discuss with management strategies, financial performance, legal developments, key challenges and risks and opportunities for our company. The involvement of the Board in the oversight of our strategic planning process is a key part of its assessment of the risks inherent in our corporate strategy. Our management uses an enterprise risk management process to identify and assess, and, to the extent practicable, manage and mitigate material risks to our Company.
While the Board oversees the risk management process, our Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee focuses on financial risk, including the areas of financial reporting, internal controls and compliance with legal, ethics and compliance and regulatory requirements. The Compensation and Talent Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee manages risks associated with corporate governance, Board organization, membership and structure.
Director Independence
Eight of the ten members of our Board of Directors are “independent” Directors, and all of the Board’s committees are composed entirely of “independent” Directors, as such term is defined in Nasdaq's listing standards. There are presently no family relationships among any of our Directors and executive officers.
The Board determined that the following Directors are “independent”: Deborah G. Ellinger, Sandra L. Helton, Philip A. Laskawy, Mark J. Manoff, Edward McNamara, Sandra Peterson, Ravi Sachdev and Sharon Wienbar.
In addition, the Board has determined that the Audit Committee is composed entirely of “independent” Directors, as such term is defined in Rule 10A-3 under the Exchange Act, as no member of the Audit Committee accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company other than his or her Director compensation, or otherwise has an affiliate relationship with the Company.
Also, each of the members of the Compensation and Talent Committee qualifies as independent under Nasdaq standards and Rule 10C-1 under the Exchange Act. Under these standards, the Board considered that none of the members of the Compensation and

Talent Committee accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company other than his or her Director compensation, and that none has any affiliate relationship with the Company or other relationships that would impair the Director’s judgment as a member of the Compensation and Talent Committee.
Board Meetings
Our Board met 27 times and acted by written consent three times in 2020. It is the practice of the non-management Directors, all of whom are independent, to meet in an executive session chaired by the Chairman at the conclusion of regularly scheduled Board meetings and at such other Board and committee meetings as desired by the independent Directors. During 2020, our continuing Directors attended at least 82 percent of the total number of meetings of the Board of Directors and 75 percent of meetings of committees of the Board of Directors on which he or she served.
While we encourage our Directors to attend our annual meetings of shareholders, we do not have a policy requiring their attendance. Nine of our Directors attended our 2020 Annual Meeting.
Committees of the Board of Directors
Our Board has a standing Audit Committee, Compensation and Talent Committee, and Nominating and Governance Committee. Each committee operates under a charter that has been approved by our Board and is available on our investor relations website. Each committee reviews its charter periodically and recommends any proposed revisions to our Board for approval. The charters of each of the Audit Committee, the Compensation and Talent Committee, and the Nominating and Governance Committee can be accessed from the corporate governance page in the investor relations section of our website at http://ir.covetrus.com. Members of each committee are generally elected by our Board upon recommendation from our Nominating and Governance Committee. Committee meetings may be called by the chair of a committee or our Board chair. Each of the committees is authorized to retain independent legal, accounting and other advisors, and to approve compensation for their services.
The table below provides information regarding membership of Board committees as of the date of this Proxy Statement. Each of the committees is comprised solely of independent Directors, as defined by Nasdaq listing standards.

Independent Director	Audit	Compensation and Talent	Nominating and Governance
Deborah G. Ellinger		X	Chair
Sandra L. Helton	Chair		X
Philip A. Laskawy			X
Mark J. Manoff	X		X
Edward M. McNamara	X	Chair
Sandra Peterson		X
Ravi Sachdev			X
Sharon Wienbar	X	X
Audit Committee
Our Audit Committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee is responsible for the following:
•sole responsibility for oversight of the independent auditors’ qualifications, independence and performance;
•the engagement, retention, and compensation of the independent auditors;
•reviewing the scope of the annual audit;
•reviewing and discussing with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports filed with the SEC;
•reviewing our risk assessment and risk management processes;
•ensuring that the Company maintains an effective ethics and compliance program designed to promote an ethical business culture;
•establishing procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; and
•approving audit and permissible non-audit services provided by our independent auditor.

All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board of Directors has determined that each of Ms. Helton, Mr. Manoff and Mr. McNamara is an “Audit Committee financial expert,” as defined under the rules of the SEC and, as such, each satisfies the requirements of Nasdaq’s Rule 5605(c)(2)(A). Each of the members of our Audit Committee is an independent Director as defined under the applicable rules and regulations of the SEC and Nasdaq.
Our Audit Committee met 22 times and acted by written consent one time in 2020.
Compensation and Talent Committee
Our Compensation and Talent Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation and Talent Committee evaluates annually, in consultation with the Board of Directors, the performance of our Chief Executive Officer, reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executives and evaluates the performance of these executives in light of those goals and objectives. Our Compensation and Talent Committee also administers our equity compensation plans. For further information about our processes and procedures for the consideration and determination of executive and Director compensation, please see “Executive Compensation - Compensation Discussion and Analysis” below.
Each of the members of our Compensation and Talent Committee is independent under the applicable rules and regulations of the SEC and Nasdaq.
Our Compensation and Talent Committee met eight times and acted by written consent five times in 2020.
Nominating and Governance Committee
Our Nominating and Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board of Directors, the identification, evaluation and nomination of Director candidates and the structure and composition of committees of our Board of Directors. In addition, our Nominating and Governance Committee oversees our corporate governance guidelines, approves our committee charters, contributes to succession planning, periodically reviews our organizational documents, and exerts oversight of the Company's environmental, social and governance activities and initiatives.
Each of the members of our Nominating and Governance Committee is independent under the applicable rules and regulations of Nasdaq.
Our Nominating and Governance committee met five times and acted by written consent one time in 2020.
Director Nomination Process
The process followed by our Nominating and Governance Committee to identify and evaluate Director candidates consists of reviewing recommendations from members of our Board, search firms that we engage from time to time, and others (including shareholders) and evaluating biographical and background information relating to potential candidates.
In considering whether to recommend a particular candidate for inclusion on our Board’s slate of recommended Director nominees, including existing Directors, our Nominating and Governance Committee considers the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience and commitment to participate as a Director, as well as the diversity of our Board and conflicts of interest that would impair the candidate’s ability to act in the interests of all shareholders. Our Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for all prospective nominees. Our corporate governance guidelines also provide that the Nominating and Governance Committee will review with the Board the requisite skills and criteria for new Board members as well as the composition of the Board as a whole, including the consideration of diversity, age, skills, experience, geographic representation, gender, race and national origin, and other experience in the context of the needs of the Board. Our Nominating and Governance Committee treats diversity as one of the criteria to be considered by the Committee but has not adopted any formal or informal diversity policy. Our Nominating and Governance Committee believes that the backgrounds and qualifications of our Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. Our Nominating and Governance Committee monitors the qualification, composition and diversity of our Board through the Board evaluation process.

Our Amended and Restated By-Laws require shareholders to provide notice to the Company of the nomination of Directors not less than 90 days nor more than 120 days prior to the anniversary date of our prior annual meeting. If the Annual Meeting concludes as scheduled on May 12, 2021, notice of any nomination of Directors for election at the 2022 annual meeting of shareholders must be received no earlier than January 12, 2022 and no later than February 11, 2022.
Our Amended and Restated By-Laws further require a shareholder proposing a Director nomination to accompany the request with certain additional information concerning the shareholder and the nominee(s) proposed, including biographical and stock ownership information of the proponent shareholder and the nominee(s) and any arrangements and understandings between the proponent shareholder and any other person with respect to our common stock, and any other information relating to the proponent shareholder or the nominee(s) that would be required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act. Shareholders may recommend an individual to our Nominating and Governance Committee for consideration as a potential Director candidate by submitting the individual’s name, together with the information referred to above, to the Nominating and Governance Committee, Covetrus, Inc., c/o Corporate Secretary, 7 Custom House Street, Portland, Maine 04101.
If appropriate biographical and background material has been provided on a timely basis, our Nominating and Governance Committee evaluates shareholder-recommended candidates by substantially following the same process, and considering the same criteria, as it follows for candidates submitted by others. If our Board decides to nominate a shareholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy materials for the next annual meeting.
Board Evaluation
Our Nominating and Governance Committee leads the Board in an annual evaluation of its performance as a Board of Directors. Our corporate governance guidelines provide that the Board from time to time evaluate its performance to determine whether the Board, its committees and its individual members are functioning effectively. In 2020, the Board conducted a formal evaluation process to monitor the needs of the Company and ensure that its composition reflects those needs.
Related Person Transaction Policy
Our Board has adopted a written policy and procedures for the review of any transaction, arrangement or relationship in which our Company or any of its subsidiaries is a participant, the amount involved will, or may be expected to, exceed $120,000 and one of our executive officers, Directors, or 5% shareholders (or their immediate family members), whom we refer to as a “related party,” has a direct or indirect material interest.
If a related party proposes to enter such a transaction, arrangement or relationship, which we refer to as an “interested transaction,” he or she must report the proposed interested transaction to the Chair of the Audit Committee. The policy calls for the proposed interested transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review is not practicable, our Audit Committee may ratify the interested transaction. Any interested transactions that are ongoing in nature will be reviewed annually by the Audit Committee.
An interested transaction reviewed under the policy will be considered approved or ratified if it is authorized by our Audit Committee after full disclosure of the related party’s interest in the transaction. As appropriate for the circumstances, our Audit Committee will review and consider:
(i)whether the interested transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;
(ii)whether there are any compelling business reasons for the Company to enter the interested transaction and the nature of alternative transactions, if any;
(iii)whether the interested transaction would impair the independence of an otherwise independent Director or nominee for Director; and
(iv)the extent of the related party’s interest in the transaction.
Our Audit Committee may approve or ratify the transaction only if it determines that, under the circumstances, the transaction is not inconsistent with our Company’s best interests. During 2020, there were no related person transactions proposed or required to be disclosed.

Communication with our Board of Directors
Our Board of Directors will give appropriate attention to written communications that are submitted by our shareholders and will respond if and as appropriate. Our Chairman, with the assistance of our General Counsel, is primarily responsible for communications with shareholders and for providing copies or summaries of those communications to our other Directors. Shareholders who wish to send communications to our Board of Directors should address those communications to the Board of Directors, Covetrus, Inc., c/o Corporate Secretary, 7 Custom House Street, Portland, Maine 04101.
Anti-Hedging and Pledging Policy
Pursuant to our Insider Trading Policy, we prohibit our employees and members of the Board from engaging in any hedging or monetization transactions relating to our equity securities, including through the use of financial instruments such as prepaid variable forwards contracts, equity swaps, collars and exchange funds. We also prohibit our employees and members of the Board from holding our equity securities in a margin account or otherwise pledging our equity securities as collateral for a loan.

Executive Compensation – Compensation Discussion and Analysis
Executive Compensation Summary
There were many moving parts within our newly-combined publicly-traded company which made the development of a compensation program that more closely aligned the interests of our senior executives with our shareholders extremely challenging for the 2020 performance year. Our shortcoming in meeting our objective of checking all the boxes for both our shareholders and the proxy advisory firms was reflected in our inaugural Say on Pay vote of 60.74%. We recognize, however, that while our inaugural score did not meet expectations, such score was partly circumstantial to the Merger and certain ensuing management changes.
Management and our Board have taken certain actions with respect to our compensation program which we believe will be viewed favorably by our shareholders. Specifically, in 2020, we rolled out our New Way of Working (NWOW) initiative to align our executives’ compensation with the continuing transformation of our business, tying our longer-term goals under the NWOW program to our new performance-based restricted stock program (PSUs) for our leadership team. We also worked with our Compensation and Talent Committee in the spring and through the summer to further develop our compensation philosophy.
We began our initial outreach to our institutional investors as well as proxy advisory firms, ISS and Glass Lewis, in the fall of 2020 and are continuing with these conversations. The feedback from our investors has been positive and aligns with the areas we were already heading in as it related to implementing a claw back policy, developing a compensation philosophy, including performance-based equity awards for our leadership team. Our goal is to continue with our investor outreach on a regular go-forward basis.
In the midst of all of this, the COVID-19 pandemic hit the world and impacted our business and our employees. Details of how the company handled the pandemic, protected its employees, and helped our customers maintain a safe way to see and serve their patients are provided at the beginning of this document. Like many companies, Covetrus went into cost savings mode given the uncertainty of the impact of the pandemic and the desire to avoid layoffs. We implemented several measures including: voluntary base salary reductions by our executives, freezing company 401(k) matching contributions, work furloughs, and voluntary reductions in the cash retainer by our board of directors. We were able to successfully reinstate salaries, cash retainers, 401(k) contributions, and bring most employees back from furlough, by July 2020.
This Compensation Discussion and Analysis (“CD&A”) provides information for fiscal 2020 regarding our executive compensation philosophy, the elements of our executive compensation program and the factors that were considered in making compensation decisions for our Named Executive Officers (“NEOs”) listed below:

Name	Position
Benjamin Wolin	President and Chief Executive Officer
Stuart Gleichenhaus [1]	Former Interim Chief Financial Officer
Matthew Foulston [2]	Executive Vice President and Chief Financial Officer
Dustin Finer	Chief Administrative Officer
Georgina Wraight	Executive Vice President and President, Global Technology Solutions
Michael Ellis	Executive Vice President and President, Europe
1 Mr. Gleichenhaus was the Company's Interim Chief Financial Officer from December 16, 2019 through May 31, 2020. See "Agreement for Services of Stuart B. Gleichenhaus."
2 Mr. Foulston became the Chief Financial Officer of the Company on June 1, 2020.
What Guides Our Program
Compensation Philosophy and Objectives
Our newly-developed compensation philosophy guiding principles include the following:
•Attract, retain, and motivate superior executive talent;
•Align executives with our long-term vision and growth strategy;
•Ensure line-of-sight to our key performance measures and results;
•Balance risk and alignment to long-term incentives; and
•Promote internal equity in a transparent and sustainable manner.

Our compensation program is highly weighted on variable compensation, particularly long-term incentives, similar to practices in our peer group and the broader market, and we intend to provide market competitive cash compensation and align pay with performance by providing above market incentive opportunities that reward for the successful achievement of challenging performance goals that align with our strategic goals and business objectives.
Elements of Executive Compensation
Our compensation philosophy is supported by the following principal pay elements:

Element	Form	Purpose/How it Links to Performance
Base Salary	Cash (Fixed)
•Provides a competitive fixed rate of pay targeted at the market median relative to similar positions in the market and enables the Company to attract and retain critical executive talent.
•Based on job scope, level of responsibilities, individual performance, experience, and market levels

Short-Term Incentive	Cash (Variable)	•Focuses executives on achieving annual financial goals that drive long-term shareholder value targeted at the market median
Long-Term Incentives	Equity (Variable)
•Provides incentives for executives to execute on longer-term financial/strategic growth goals that drive shareholder value creation and supports the Company’s retention strategy of key executives targeted above market median to drive shareholder value

Compensation Mix
In accordance with our pay-for-performance philosophy, the charts below illustrate the target annual total direct compensation (base salary, target short-term incentive opportunity and the grant date fair value of long-term equity-based incentives awarded in 2020) of our current CEO and the other current NEOs for fiscal 2020.

Note that, while CEO 2020 compensation reflects proportionally less Long-Term Incentive than All Other NEOs, his total compensation since appointment includes significant outstanding performance-based grants. See "Outstanding Equity Awards at 2020 Fiscal Year End."
Our Compensation Practices and Policies
We believe the Company’s practices and policies promote sound compensation governance and are in the best interests of our shareholders and executives:

What We Do		What We Don’t Do
✓	Heavy emphasis on variable pay	X	No excise tax gross ups
✓	Double-trigger change-in-control provisions	X	No guaranteed bonuses
✓	Stock ownership guidelines	X	No excessive perquisites
✓	Independent compensation consultant	X	No option repricing
✓	Risk assessment	X	No hedging or pledging
✓	Claw Back Policy
✓	Heavy emphasis on performance-related incentive programs
How We Determine Executive Compensation
The Role of the Compensation and Talent Committee
The Compensation and Talent Committee oversees the executive compensation program for our executive officers. The Compensation and Talent Committee is comprised of independent, non-employee Directors. The Committee works very closely throughout the year with its independent compensation consultant and management to examine the effectiveness of the Company’s executive compensation program. The Compensation and Talent Committee makes all final compensation and equity award decisions regarding our executive officers, except for the CEO, whose compensation is determined by the independent members of the full Board, based upon recommendations of the Compensation and Talent Committee. Details of the Compensation and Talent Committee’s authority and responsibilities are specified in the Compensation and Talent Committee charter, which may be accessed at our website at http://ir.covetrus.com.
We generally establish the performance targets for our executive officers during the first quarter of each fiscal year based on our annual operating plan, which is established by our management team and approved by our Board of Directors. Our operating plan reflects what management and the Board of Directors believe is achievable if we successfully execute our operational strategies. The financial performance targets used for purposes of executive compensation are generally set based on the operating plan targets for performance. Our compensation decisions also consider published industry survey and peer group data.

The Role of Management
Members of our management team attend regular meetings where executive compensation, Company and individual performance, and competitive compensation levels and practices are discussed and evaluated. Only the Compensation and Talent Committee members can vote on decisions regarding non-CEO executive officer compensation. In accordance with Nasdaq rules, our CEO was not present when his compensation was being discussed or approved and did not vote on executive compensation matters, and neither he nor other members of management attend executive sessions of the Compensation and Talent Committee.
The Role of the Independent Compensation Consultant
Per the Compensation and Talent Committee’s charter, the Compensation and Talent Committee has the authority to retain an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of Company programs. For 2020, the Compensation and Talent Committee engaged Pearl Meyer as its independent compensation consultant for matters related to executive compensation. The nature and scope of the assignments for Pearl Meyer for 2020 regarding executive compensation included:
•Reviewing our peer group to determine the appropriateness of its composition;
•Preparing executive compensation pay studies and competitive assessments to compare our executive compensation program to our peer group and published industry survey data;
•Preparing Board of Directors’ compensation studies and competitive assessments to compare our board compensation philosophy to our peer group and survey data;
•Providing input on structuring of incentive-based awards to fit our overall compensation philosophy; and
•Advising on regulatory changes and their potential impact on our executive compensation programs along with any other aspects of our compensation program.
The Compensation and Talent Committee has conducted an independent assessment of Pearl Meyer in accordance with SEC and Nasdaq rules. Based on this review, we are not aware of any conflict of interest raised by the work performed by Pearl Meyer that would prevent them from serving as independent compensation consultants to the Compensation and Talent Committee. Pearl Meyer reported directly to the Compensation and Talent Committee and did not provide any additional services to management. The Compensation and Talent Committee reviewed its engagement with Pearl Meyer and believes there are no conflicts of interest between these firms and the Compensation and Talent Committee or the Company.
Market Data and Peer Group Analysis
For purposes of comparing our executive compensation program with market practices, our Compensation and Talent Committee, with the assistance of its independent compensation consultant, reviewed executive compensation benchmarks from an identified peer group of publicly traded companies. We refer to the group of identified companies as the “Covetrus Peer Group.”
In reviewing potential changes to the peer group, the Compensation and Talent Committee analyzed each company in the Covetrus Peer Group to ensure that it generally fits our selection criteria and that the Peer Group’s financial summary statistics (the median in particular) are generally aligned with our current size, operating profile and business focus. In recognition of the Company's current annual revenue, valuation, and diverse lines of business, we focused on companies offering comparable services and products, that are of a comparable size with respect to revenue and market capitalization. With our focus on driving our technology-based solutions for our veterinary customers that help deliver animal health, products and pharmacy solutions, we focus on finding peers with a technology focus, where possible.
As a result of its review, the Compensation and Talent Committee has identified the following companies as comprising the Covetrus Peer Group:

Animal Health
Catalent	IDEXX Laboratories
Elanco Animal Health	Zoetis
Supply Chain
DENTSPLY SIRONA	Quest Diagnostics
Henry Schein	Chewy, Inc.
Patterson Companies, Inc.
Health IT
Allscripts Healthcare Solutions	Citrix Systems
Cerner	WEX

In 2021, our Compensation and Talent Committee will continue to review the companies in the Covetrus Peer Group to confirm that they remain appropriate benchmarks. The Compensation and Talent Committee will seek, when practical, to maintain consistency in the peer group from year to year.
In addition to reviewing the executive compensation practices of companies in the Covetrus Peer Group, our Compensation and Talent Committee, with the assistance of Pearl Meyer, also reviewed executive compensation from published industry surveys for purposes of comparing our executive compensation program with market practices. We refer to these surveys collectively as the “published industry survey data.”
Our Compensation and Talent Committee reviews all such market pay data for our executives to establish base salary, target annual cash compensation and total direct compensation (base salary, annual target cash incentive compensation and grant date fair value of equity-based awards) that are within a reasonably competitive range. Our Compensation and Talent Committee uses target percentiles from the Covetrus Peer Group and published industry survey data as factors when setting the compensation of our executive officers, but also considers the experience, performance levels and potential performance levels of the executive officer, challenges facing the Company and changes in duties and responsibilities. Our Compensation and Talent Committee believes that if an executive officer contributed to the achievement of performance goals established by the Compensation and Talent Committee, then the executive officer should have the opportunity to receive compensation that is competitive with comparable industry norms. Therefore, the Compensation and Talent Committee considers the compensation levels of our executive officers in comparison to the percentiles from survey data for similarly situated executives, but such percentiles do not on their own drive our compensation levels ─ rather, they are used as a market reference.
The 2020 Executive Compensation Program in Detail
Base Salaries
Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. In making base salary decisions, the Compensation and Talent Committee considers each executive’s position and level of responsibility within the Company, length of service, experience, expertise, knowledge and qualifications, market factors, and the industry in which we operate and compete for talent.

The Compensation and Talent Committee approved annual base salary rates for our current and established NEOs as follows:

Name	2020 Base Salary
Benjamin Wolin	$1,000,000
Stuart Gleichenhaus	—
Matthew Foulston [1]	$600,000
Dustin Finer	$480,000
Georgina Wraight	$550,000
Michael Ellis	$550,000
1 Mr. Foulston joined the Company on June 1, 2020. Mr. Foulston replaced Stuart Gleichenhaus, who was the Interim Chief Financial officer from December 16, 2019 until May 31, 2020. Mr. Gleichenhaus continued as an advisor of the Company through September 18, 2020.

During the early stages of the pandemic, our NEOs agreed to salary reductions to support the business through the difficult period and uncertainty caused by COVID. The salary reductions began effective April 1, 2020 (June 1, 2020 for Mr. Foulston) and concluded on July 1, 2020, when the Company reinstated all salaries. The following table provides the amounts of foregone base salaries for our NEOs during the applicable period.

	Pay Reduction	Pay Reduction Period
Benjamin Wolin	$64,423	April 1 – July 1, 2020
Stuart Gleichenhaus	—	—
Matthew Foulston	$7,788	June 1 – July 1, 2020
Dustin Finer	$30,923	April 1 – July 1, 2020
Georgia Wraight	$35,433	April 1 – July 1, 2020
Michael Ellis	$34,375	April 1 – July 1, 2020
Short-Term Incentive Plan (“STIP”)

The 2020 Annual Incentive Plan provided our NEOs the opportunity to earn a performance-based annual cash bonus. Actual bonus payouts depend on the achievement of pre-established financial performance objectives and can range from 0% to 150% of target award amounts. Target annual bonus opportunities are expressed as a percentage of base salary and were established based on the NEO’s level of responsibility and his or her ability to impact overall results. The Compensation and Talent Committee also considered market data in setting target award amounts.
Our 2020 Annual Incentive Plan measured performance against two key measures: (a) Consolidated Sales or Revenue (40%), and (b) Consolidated Adjusted EBITDA (60%). This is a change from the 2019 Annual Incentive Plan which had included modified cash flow as an additional measure. The Compensation and Talent Committee decided to remove modified cash flow as a metric given that (a) Consolidated Adjusted EBITDA captures the same measure and (b) modified cash flow can be more subjective. Performance measures are generally established in the first quarter of each year based on our annual operating plan and what the Compensation and Talent Committee believes is a challenging level of performance that the Company could achieve if the operational strategies are successfully executed. The Compensation and Talent Committee believes that these performance measures correlate strongly with shareholder value and that using a combination of metrics provides a more effective way to measure our executive team's ability to create sustainable EBITDA growth and successfully manage our liquidity. Consolidated Sales measures top-line growth and Adjusted EBITDA measures profitability. When our Compensation and Talent Committee approved the 2020 Annual Incentive Plan, it believed each of the target levels was aggressive, but achievable, based on the Company’s annual operating plan for 2020.
The following table shows the financial performance necessary to achieve threshold, target and maximum bonus payout amounts, along with actual results for 2020:

Performance Metric	Weight	Performance Range (Millions)			Actual Results
		Threshold (85%)	Target (100%)	Maximum (115%)
Consolidated Sales	40.0%	$3,599	$4,234	$4,869	$4,353
Consolidated Adjusted EBITDA [1]	60.0%	$188	$221	$254	$231

1 Adjusted EBITDA, a non-GAAP measure, is defined as net income or loss before interest, taxes, depreciation, stock-based compensation, and amortization, adjusted for certain non-operating charges, such as restructuring, mergers and acquisitions, and management change expenses (among others), and, for purposes of the Annual Incentive Plan, normalized for the impact of foreign exchange fluctuations.
2 Consolidated Adjusted EBITDA for 2020 reflects a $4M legal reserve related to historic litigation at Vets First Choice. See Exhibit A for a detailed reconciliation of net income to Adjusted EBITDA.
The actual award payout for each NEO is calculated by multiplying the target award opportunity, prorated for the duration of period worked in his or her position, by the percentage of performance achieved for each component, then multiplying this amount by the relative weighting of each component. For performance in between threshold and target, or in between target and maximum, payouts are interpolated. If threshold levels of performance are not achieved, no awards are paid for that component.

Performance Metrics	Weight	Achievement	Payout %
Consolidated Sales	40%	102.81%	109.37%
Consolidated Adjusted EBITDA	60%	104.26%	114.20%
	100%		112.26%

The target bonus, the relative weightings assigned to each component, and the calculation of the amounts earned under the 2020 Annual Incentive Plan for each NEO, is set forth in the table below:

Name	Target Annual Incentive Opportunity (as a % Base Salary)*	Bonus Paid ($)	Total Award Earned (as % of Target)
Benjamin Wolin	100%	1,082,621	112.26%
Stuart Gleichenhaus	—	—	—
Matthew Foulston	75%	295,373	112.26%
Dustin Finer	75%	404,137	112.26%
Georgina Wraight	75%	463,073	112.26%
Michael Ellis **	75%	463,073	112.26%
*For an NEO who experienced a change in compensation in 2020, the 2020 STIP Target was prorated based upon the date of the change in compensation; the 2020 STIP Target was not adjusted for the voluntary waiver of the portion of base salary due to the impact of the COVID-19 pandemic as described in the section titled "Base Salaries" in this CD&A.
**One–Time Award
In addition to his Annual Incentive Opportunity, Mr. Ellis was given the opportunity to earn a one-time special bonus for 2020 with a target value of $300,000, based upon achievement of applicable goals, specifically regarding Mr. Ellis’s agreement to take on the additional responsibilities of our North American business while we looked for a successor to our head of our North American group. Mr. Ellis assumed these additional responsibilities from January 2020 until July 2020 when we hired an individual to be the head of our North American group. The Compensation and Talent Committee awarded Mr. Ellis 91.47% of his target for his one-time 2020 bonus, or $274,406.
Long-Term Equity Incentive Compensation
Our executive officers are eligible to participate in our long-term equity incentive compensation program, which is designed to motivate our executives to achieve long-term performance goals and to ensure goal alignment with our shareholders. Long-term equity incentive compensation is intended to represent the largest portion of total compensation for our executive officers.
Generally, our Compensation and Talent Committee awards equity-based awards to our executive officers when they join the Company, are promoted, in recognition of performance and to support our retention objectives. The Compensation and Talent Committee bases these awards on the executive officer’s job level and experience, the requirements and importance of the position, individual contributions, and the need to retain qualified officers. The Compensation and Talent Committee also considers compensation for similar roles based on the Covetrus Peer Group and published industry survey data.
In conjunction with our desire to add performance metrics to our long-term incentive plan and in support of our New Way to Work (NWOW) initiative, the Compensation and Talent Committee approved a long-term equity incentive program for our NEOs for 2020 consisting of approximately 40% of equity awards granted in the form of restricted stock units ("RSUs"), and approximately 60% of equity awards granted in the form of performance-based stock units ("PSUs"). For our Chief Executive Officer, the Compensation and Talent Committee took into account the RSU awards made for the interim CEO position in 2019 and granted 100% PSUs in 2020 to ensure alignment with the rest of the NEO team. The Compensation and Talent Committee believes that using performance-vesting and time-vesting equity vehicles reinforces both performance and retention of executives while aligning their interests with those of our shareholders. The following chart summarizes the components of our 2020 equity awards:

Award Type	Weight	Overview
RSUs	40%
RSUs are intended to provide the NEOs with the economic equivalent of a direct ownership interest in the Company during the vesting period and provide the Company with significant retention security regardless of post-grant share price volatility.

RSUs vest in three equal annual installments.

PSUs	60%
PSUs provide meaningful incentives for management to execute on the longer-term financial and strategic growth goals that drive shareholder value creation because they only vest if applicable performance goals are achieved.

Details of the NWOW PSUs awards are provided below.

The company rolled out the NWOW program for 2020 to help the company perform and grow more aggressively than what had traditionally been budgeted. Specifically, the plan incentivized incremental EBITDA growth in seven pre-defined workstreams led by the NEOs in addition to a consolidated incremental EBITDA growth target. In order to earn the NWOW PSUs, the company must achieve against established incremental Adjusted EBITDA run rates set at the beginning of the performance period for each of the 3 years of the complete performance cycle. While the targets are established for all three years at the beginning of the period, the awards are earned and vest annually.
Consolidated corporate goals were set for the CEO, CFO, and the CAO. Adjusted EBITDA metrics for the EVP & President, Global Technology Services and the EVP & President, Europe are weighted 60% based on their workstream responsibility and 40% based on the consolidated corporate goals.
Goals for the 2020 performance cycle for our NEOs are provided below. Performance for the 2020 cycle of the NWOW PSU plan ran from January 1, 2020 to March 31, 2021. Future performance years will align with our fiscal year of January through December. As a result, any PSU awards earned for performance in the 2020 performance cycle vest after Q1 of 2021. Since the determination as to whether or not the awards have been earned occurs after March 31, 2021, the results of such determination will be reported in our next annual proxy.

NWOW PSU Performance Period (1/1/2020 – 3/31/2021)

Named Executive Officer	Performance Metrics	Performance Metrics Weightings	PSUs earned as a Percent of Target
Benjamin Wolin	Consolidated Adjusted EBITDA Run Rate	100%	Min – 0% Target – 100% Max – 125%
Matthew Foulston	Consolidated Adjusted EBITDA Run Rate	100%
Dustin Finer	Consolidated Adjusted EBITDA Run Rate	100%
Georgia Wraight	1.GTS Merger and Product Road Map Adjusted EBITDA Run Rate 2.Consolidated Adjusted EBITDA Run Rate	1. 60% 2. 40%
Mike Ellis	1.Avancer 2.0 Adjusted EBITDA Run Rate* 2.CONA Commercial Adjusted EBITDA Run Rate 3.Consolidated Adjusted EBITDA Run Rate	1. 36% 2. 24% 3. 40%

NEO	Total Award Value at Target	Total # of PSUs at Target	PSUs Eligible to Vest in 2021
Benjamin Wolin	$2,500,000	401,929	133,976
Matthew Foulston	$900,000	74,937	24,979
Dustin Finer	$1,750,000	127,737	42,579
Georgina Wraight	$1,750,000	127,737	42,579
Michael Ellis	$1,750,000	127,737	42,579
Further details of the awards granted to our executives in fiscal year 2020 are found in the Grants of Plan Based Awards table shown on page 35.
*Avancer 2.0 is a metric specific to Mr. Ellis, designed to drive programs to increase sales of the Company's private brand products.
2021 Long-Term Incentive Program
In 2021, the Company will move away from NWOW equity awards and will utilize a more traditional PSU instrument. The 2021 PSUs will be based on a three-year plan that has annual targets set at the beginning of the three-year performance period. The PSU awards will vest at the end of the three-year performance period.
The changes in the plan design are intended to drive longer term sustainable growth while further simplifying our compensation programs after consultation with management, the Committee and our ongoing dialogue with our shareholders.

Other Compensation Practices, Policies and Guidelines
Stock Ownership Guidelines
Our executive officers are subject to stock ownership guidelines, which were designed to further align their interests with those of our shareholders. These guidelines are also designed to encourage our executive officers to manage the Company from an owner’s perspective. Our stock ownership guidelines for our executive officers were amended in March 2020 to provide greater holding requirements and additional restrictions on disposition, as follows:

Position	Guideline
Chief Executive Officer	Five (5) times annual base salary
Direct Reports of the CEO	Three (3) times annual base salary
Other Executive Officers	Two (2) times annual base salary
The following count towards the achievement of these guidelines:
•stock owned outright, including stock owned jointly with a spouse or separately by a spouse and/or children;
•shares held in a trust for the economic benefit of the executive or his/her spouse and/or children;
•vested restricted stock and restricted stock units; and
•shares underlying fully vested, but unexercised in the money stock options.
Executive officers have five (5) years from the date of hire or date of appointment to attain compliance with the stock ownership guidelines. Each of our NEOs is on track to achieve compliance within the required period.
Anti-Hedging and Pledging Policy
Pursuant to our Insider Trading Policy, we prohibit our employees, including the NEOs and members of the Board, from engaging in any hedging or monetization transactions relating to our equity securities, including through the use of financial instruments such as prepaid variable forwards contracts, equity swaps, collars and exchange funds. We also prohibit our employees, including the NEOs and members of the Board, from holding our equity securities in a margin account or otherwise pledging our equity securities as collateral for a loan.
Claw Back Policy Adoption
During the summer of 2020 and effective on October 2, 2020, the Compensation and Talent Committee worked with management to adopt a Claw Back Policy. The Claw Back Policy is a stand-alone policy that applies to all Section 16 Officers as well as all direct reports to the Chief Executive Officer, which includes all of our NEOs. The Claw Back Policy applies to bonuses and awards under the Short-Term Incentive and Long-Term Incentive plans of the Company and under the Company's deferred compensation plans where the contributions are based on the achievement of financial results. Prior to adoption of this stand-alone Claw Back Policy, the Company had Claw Back rights to all Long-Term Incentive awards pursuant to the terms of its Omnibus Incentive Plan documents. The adoption of the stand-alone Claw Back Policy expands the scope of the Company’s Claw Back rights to include Short-Term Incentive awards under the Company's Annual Incentive Plan.
Compensation and Talent Committee Charter Changes
On October 2, 2020, the Compensation and Talent Committee amended its charter to include responsibility and oversight of the Company’s talent development and Diversity and Inclusion strategy and initiatives.
Other Benefits and Perquisites
Our U.S. based executive officers are eligible to participate in all U.S. employee benefit plans, in each case on the same basis as other U.S. employees who work at least 30 hours per week. These benefits include health and dental insurance, life and disability insurance, and a 401(k) plan. We match employee contributions to our 401(k) plan at 100% on the first 3% of the participating employee's eligible compensation contributed and 50% on the next 2%, resulting in a maximum company match of 4% of the participating employee’s eligible compensation, subject to certain additional statutory limitations. We also offer an employee stock purchase plan for U.S. based employees that allows participants to purchase shares of our common stock at a 15% discount to the market price, determined pursuant to the plan. Our non-U.S. based executive officers are entitled to such employee benefits as statutorily prescribed in their home countries and to certain other market prevalent practices.

Other executive benefits and perquisites are not a significant part of our compensation program. In special cases, such as in connection with hiring a new executive officer, we have reimbursed our executive officers for reasonable relocation expenses, associated tax payments and paid sign-on bonuses. We believe these benefits were necessary in order to attract such individuals to join our company and are consistent with market practices.
None of our NEOs are entitled to tax gross-up payments for golden parachute payments or for non-qualified deferred compensation under the terms of their employment agreements.
Agreement for Services of Stuart B. Gleichenhaus
On December 11, 2019, the Board appointed Stuart B. Gleichenhaus as the Company’s Interim Chief Financial Officer, effective December 16, 2019. On December 13, 2019, the Company entered into an engagement letter with FTI Consulting (the “Engagement Letter”) for the provision of Mr. Gleichenhaus as Interim Chief Financial Officer effective December 16, 2019. In connection with the retention of Matthew Foulston as the Company’s full-time Chief Financial Officer, the Company terminated the Engagement Letter and effective June 1, 2020, Mr. Foulston replaced Mr. Gleichenhaus as the Chief Financial Officer of the Company. Mr. Gleichenhaus was not an employee of the Company and did not receive any compensation directly from the Company in connection with his services as the Company’s Interim Chief Financial Officer.
Risk Assessment
We believe that a majority of an NEO’s total compensation should be variable compensation, meaning it should be tied to the Company’s financial performance. However, because incentives play a large role in our compensation programs, we strive to ensure that they do not result in actions that may conflict with the long-term best interests of the Company and our shareholders. Therefore, the Compensation and Talent Committee evaluates our plans and policies (applicable to executive officers and employees) for attributes that could cause excessive risk-taking. We concluded that our programs and policies do not encourage excessive risk-taking because: (a) the salary component of our program is a fixed amount and approved by the Compensation and Talent Committee; (b) the majority of the average compensation paid to our executive officers is delivered in the form of equity ownership, which aligns the interest of our executive officers with those of our shareholders; (c) NEOs are subject to our stock ownership guidelines; and (d) the annual cash-based incentive and long-term incentive plans are designed with risk-mitigating characteristics such as (i) maximum award payouts based on the attainment of various and continually evolving Company financial objectives which diversify risks associated with a single indicator of performance, (ii) our equity-based incentives encourage a longer-term focus, and (iii) review and approval of final awards by our Compensation and Talent Committee (and the independent members of the full Board in the case of the CEO), which is composed entirely of independent directors who have discretion under our plans to approve, modify, or eliminate any award earned.
Employment and Severance Agreements with our NEOs
Our NEOs are entitled to benefits in the event their employment terminates under specified circumstances. Our Compensation and Talent Committee believes that the severance and change of control benefits offered are appropriate to properly retain the executive during a change in control process. Our Company also benefits under these arrangements by requiring the executive officer to sign a general release of claims against the Company, including non-competition and non-solicitation provisions, as a condition to receiving severance or change in control benefits. Our Compensation and Talent Committee believes these arrangements also protect shareholder interests by enhancing our executive officers' focus during a potential or actual change in control by providing incentives to the executive officers to remain with the Company despite uncertainties about their future roles at the Company while a transaction is under consideration or pending.
Pursuant to their employment agreements, none of our executive officers are entitled to tax gross-ups or gross-ups for golden parachute payments or for non-qualified deferred compensation. Material terms of the employment agreement with each NEO are as follows:
Benjamin Wolin’s Employment Agreement. The Company and Mr. Wolin entered into an agreement, effective March 20, 2020, to reflect Mr. Wolin’s appointment as full-time President and Chief Executive Officer. Mr. Wolin’s agreement continues until terminated in accordance with its terms and entitles him to an annual base salary of $1,000,000 and an annual target bonus opportunity equal to 100% of base salary. If Mr. Wolin is terminated by the Company without cause or resigns for good reason, Mr. Wolin is entitled to receive continued base salary for 18 months, a pro-rated annual bonus, and continued COBRA coverage for 18 months. In addition, a portion of any performance-based equity awards which would have vested if the vesting period for such awards ended on the date of termination, based upon the actual level of performance through the termination date, vest immediately prior to the termination date, and any time-based equity awards will vest as to an additional number of shares equal to the number of shares that would have vested if he had continued working for 12 months after the date of termination the agreement. The agreement also provides that if Mr. Wolin’s employment is terminated by the Company without cause, or by him for good reason, within three months before, or 24 months after, a change in control of the Company, Mr. Wolin will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned the preceding year, 18 months base salary, plus a pro-rata portion of his bonus at target level for the year of termination, each paid in a lump sum, and COBRA coverage for a period of eighteen months. In addition, a portion of any performance based equity awards shall vest immediately prior to the termination date with such pro-rata portion to be determined by a formula based on the length of Mr. Wolin’s employment through the termination date and any unvested time-based vesting equity awards will accelerate and become fully vested.
Matthew Foulston’s Employment Agreement. The Company and Mr. Foulston entered into an agreement, effective June 1, 2020, to reflect Mr. Foulston’s terms and conditions of employment as our Executive Vice President and Chief Financial Officer. Mr. Foulston’s employment agreement entitles him to an annual base salary of $600,000 and an annual target bonus opportunity of 75% of his annual base salary. In connection with his entry into the employment agreement, the Company granted Mr. Foulston a one-time “new hire” equity grant with a grant date value equal to $2,250,000. Sixty-percent (60%) of the new hire grant was in the form of RSUs, subject to ratable time-based vesting over three years, and forty-percent (40%) of the new hire grant was in the form of performance-based stock units (“PSUs”), which PSUs vest based on the achievement of certain performance goals in line with the same plan as the other NEOs. If Mr. Foulston is terminated by the Company without cause or resigns for good reason (which includes non-renewal of the employment term by us), Mr. Foulston is entitled to receive continued base salary for 12 months, an amount equal to his target annual bonus, payable at the same time that bonuses are otherwise paid to Company employees, and continued COBRA coverage for 18 months. The agreement also provides that if Mr. Foulston’s employment is terminated by the Company without cause, or by him for good reason, within two months before, or 12 months after, a change in control of the Company, he is entitled to receive a multiple of one time his base salary, plus target bonus opportunity, COBRA coverage for 18 months, and the acceleration of all unvested equity.
Dustin Finer’s Employment Agreement. The Company and Mr. Finer entered into an agreement, effective November 1, 2019, which governs the terms and conditions of his employment as our Chief Administrative Officer. Mr. Finer’s employment agreement entitles him to an annual base salary of $480,000 and an annual target bonus opportunity of 75% of annual base salary. If Mr. Finer is terminated by the Company without cause or resigns for good reason (which includes non-renewal of the employment term by us), Mr. Finer is entitled to receive continued base salary for 12 months, a pro-rated annual bonus, and continued COBRA coverage for 12 months. The agreement also provides that if Mr. Finer’s employment is terminated by the Company without cause, or by him for good reason, within two months before, or 12 months after, a change in control of the Company, he is entitled to receive a multiple of one time his base salary, plus target bonus opportunity, COBRA coverage for 12 months, and the acceleration of all unvested equity.
Georgina Wraight’s Employment Agreement. Ms. Wraight’s employment agreement governs the terms and conditions of her employment as our Executive Vice President and President, Global Technology Solutions. Ms. Wraight’s employment agreement entitles her to an annual base salary of $550,000 and an annual target bonus opportunity of 75% of annual base salary. If Ms. Wraight is terminated by the Company without cause or resigns for good reason (which includes non-renewal of the employment term by us), Ms. Wraight is entitled to receive continued base salary for 12 months, a pro-rated annual bonus, and continued COBRA coverage for 12 months. The agreement also provides that if Ms. Wraight’s employment is terminated by the Company without cause, or by her for good reason, within two months before, or 12 months after, a change in control of the Company, she is entitled to receive a multiple of one time her base salary, plus target bonus opportunity, COBRA coverage for 12 months, and the acceleration of all unvested equity.
Michael Ellis’s Employment Agreement. The Company and Mr. Ellis entered into an Amended and Restated Employment agreement, effective August 2020, to reflect Mr. Ellis’ promotion to Executive Vice President. Mr. Ellis’s employment agreement governs the terms and conditions of his employment as our Executive Vice President and President, Europe. Mr. Ellis’s employment agreement entitles him to an annual base salary of $550,000 and an annual target bonus opportunity of 75% of his annual base salary. In addition, Mr. Ellis’s employment agreement provided him with the opportunity to earn a special bonus for 2020 with a target value of $300,000, based upon achievement of applicable goals. This opportunity was based on Mr. Ellis’s agreement to take on the additional responsibilities of our North American business while the company looked for a successor to Matthew Leonard. Mr. Ellis assumed these additional responsibilities from January 2020 until July 2020 when we hired Matthew Malenfant, President, North America.
Any base salary and bonuses paid to Mr. Ellis pursuant to his employment agreement will be paid to him in pound sterling (GBP), and converted from US dollars based on a formula provided in his employment agreement. If Mr. Ellis is terminated by the Company without cause or resigns for good reason (which includes non-renewal of the employment term by us), Mr. Ellis is entitled to receive continued base salary for 12 months, a pro-rated annual bonus, and any time-based vesting equity awards will vest as to an additional number of shares equal to the number of shares that would have vested if he had continued working for 12 months after the date of termination the agreement. The agreement also provides that if Mr. Ellis’s employment is terminated by the Company without cause, or by him for good reason, within two months before, or 12 months after, a change in control of the Company, he is entitled to receive a multiple of one time his base salary, plus target bonus opportunity, and the acceleration of all unvested equity.
Terms Applicable to All Employment Agreements with NEOs
The employment agreements described above contain restrictive covenants pursuant to which the NEOs have agreed to refrain from competing with us or soliciting our employees or customers for, in the case of Mr. Wolin, an 18-month period following Mr. Wolin’s termination of employment and, in the case of the other NEOs, a 12-month period following the executive’s termination of employment.
Payments and benefits under the employment agreements are reduced to the maximum amount that does not trigger the excise tax under Internal Revenue Code sections 280G and 4999 unless the NEO would be better off (on an after-tax basis) if the NEO received all payments and benefits and paid all excise and income taxes, and all severance payments described above are payable contingent on the applicable NEO’s execution and non-revocation of a release of claims against the Company.
For purposes of the employment agreements:
•“cause” generally means, subject to certain notice requirements and cure rights, the executive’s: (i) knowing and material dishonesty or fraud committed in connection with the executive’s employment; (ii) theft, misappropriation or embezzlement of our funds; (iii) repeatedly negligently performing or repeatedly negligently failing to perform, or willfully refusing to perform, the executive’s duties to us (other than a failure resulting from the executive’s incapacity due to physical or mental illness); (iv) conviction of or a plea of guilty or nolo contendere to any felony, a crime involving fraud or misrepresentation, or any other crime (whether or not connected with the executive’s employment) the effect of which is likely to adversely affect us or our affiliates; (v) material breach of any of the provisions or covenants set forth in the employment agreement; or (vi) a material breach of our Code of Business Conduct and Ethics for Employees, Executive Officers and Directors.
•“good reason” generally means, subject to certain notice requirements and cure rights, (i) material diminution of the executive’s authority, duties or responsibilities; (ii) a relocation of our offices at which the executive is principally employed to a location more than 50 miles from the location of such offices immediately prior to the relocation; (iii) a material diminution in the executive’s base salary; (iv) non-renewal of the employment agreement; or (v) any action or inaction that constitutes a material breach by us of a material provision of the employment agreement.
•“change in control” has the meaning set forth in our 2019 Omnibus Incentive Compensation Plan.
Tax and Accounting Considerations
In structuring our executive compensation programs, our Compensation and Talent Committee takes into account the impact of various tax and accounting rules, including the impact of Section 409A, Section 280G and Section 162(m) of the Internal Revenue Code, as well as Accounting Standards Codification (ASC) Topic 718.
Section 162(m) provides that a public company may not deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers for any one calendar year. Prior to the Tax Cuts and Jobs Act of 2017 (the "Tax Act"), this deduction limitation did not apply to certain “performance-based compensation” within the meaning of Section 162(m) and related guidance. However, the Tax Act eliminated the “performance-based compensation” exemption for tax years beginning after December 31, 2017. In addition, the Tax Act significantly expanded the definition of "covered employees" under Section 162(m), such that after December 31, 2017, all of our named executive officers are subject to the limitation on deductibility under Section 162(m).
Our Compensation and Talent Committee has not adopted a policy requiring all executive compensation to be fully deductible. However, the limitation on deductibility imposed by Section 162(m) is one of the considerations we take into account in designing our executive compensation programs. Our Compensation and Talent Committee reserves the right to use its judgment to authorize compensation payments that are not deductible by reason of the Section 162(m) limitation when it believes these payments are appropriate. Neither the company nor the Compensation and Talent Committee warrants that any compensation payable to an executive or other employee will be deductible.

2020 CEO Pay Ratio Summary
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our median compensated employee and the annual total compensation of Mr. Wolin, our Chief Executive Officer.
For the fiscal year ending December 31, 2020, our last completed fiscal year:
•The annual total compensation of the individual identified as the median compensated employee of the Company (other than our CEO) was $44,910.
•The annual total compensation of our CEO, as reported in the Summary Compensation Table of this Proxy Statement, was $4,490,990.
As a result, for fiscal 2020, the ratio of the annual total compensation of Mr. Wolin, our CEO, to the annual total compensation of the median compensated employee was 100 to 1.
Methodology and Key Assumptions
To identify the median compensated employee and to determine the annual total compensation of the median compensated employee, we used the following assumptions and methodology:
•All of Covetrus’s 5,794 employees (excluding the CEO) as of November 1, 2020.
•Excluded employees in 10 countries totaling 4.8% of Covetrus’s population.
•The consistently applied compensation measure (CACM) we used included base salary, bonus, overtime, and commissions.
•Annualized base salary and bonus amounts in the CACM for individuals employed less than a full year. After identifying the median employee, we calculated annual total compensation for this employee using the same methodology we use for calculating the total compensation of our CEO as set forth in the Summary Compensation Table.

REPORT OF THE COMPENSATION AND TALENT COMMITTEE OF THE BOARD OF DIRECTORS
No portion of this Compensation and Talent Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
The Compensation and Talent Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation and Talent Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020.

COMPENSATION AND TALENT COMMITTEE

Edward McNamara (Chair)
Deborah G. Ellinger
Sandra Peterson
Sharon Wienbar

COMPENSATION TABLES
Summary Compensation Table

The following table presents information regarding compensation of each of the NEOs during 2020. A description of our compensation policies and practices as well as a description of the components of compensation payable to our named executive officers is included above under “Executive Compensation - Compensation Discussion and Analysis.”

Name and Principal Position	Salary [1]	Stock Awards [2]	Non-Equity Incentive Plan Compensation [3]	All Other Compensation [4]	Total
Benjamin Wolin President and CEO	$897,500	$2,500,000	$1,082,621	$10,869	$4,490,990
Stuart Gleichenhaus Former Interim Chief Financial Officer	-	-	-	-	-
Matthew Foulston Executive Vice President and Chief Financial Officer	$326,827	$2,250,000	$295,373	$7,373	$2,879,573
Dustin Finer Chief Administrative Officer	$449,077	$2,750,000	$404,137	$128,009	$3,731,223
Georgina Wraight Executive Vice President and President, Global Technology Solutions	$514,567	$2,850,000	$463,073	$26,146	$3,853,786
Michael Ellis Executive Vice President and President, Europe	$515,625	$2,850,000	$737,480	$64,910	$4,168,015

1 The amounts reflect the base salary earned by the NEOs during the fiscal year, giving effect to the voluntary waiver of a portion of his or her base salary due to the impact of the COVID-19 pandemic, as further described in the section titled "Base Salaries" in the CD&A.
2 Represents the grant date fair value of the awards computed in accordance with ASC 718. See the tables below "Outstanding Equity Awards at 2020 Fiscal Year End" for details on vesting of the awards.
3 The amounts reflect bonus payments to our NEOs under the 2020 Annual Incentive Plan. See Annual Incentive Plan.
4 All Other Compensation: Includes the following for each of the NEOs:

Name	Housing Allowance	Relocation	Car Allowance	Pension Allowance/ 401(k) Match	Family Private Healthcare Insurance	Critical Illness	Income Protection	Life Insurance with Death Benefit
Benjamin Wolin	-	-	-	-	$10,336	-	$504	$29
Stuart Gleichenhaus	-	-	-	-	-	-	-	-
Matthew Foulston	-	-	-	-	$6,973	-	$378	$22
Dustin Finer	$30,454	$77,917	-	$4,892	$13,947	-	$756	$43
Georgina Wraight	-	-	-	$11,400	$13,947	-	$756	$43
Michael Ellis	-	-	$15,753	$41,250	$2,266	$789	$2,882	$1,970

Grants of Plan Based Awards for Fiscal Year 2020
The following table sets forth information regarding all plan-based grants to our NEOs during the fiscal year ended December 31, 2020. The equity awards to our NEOs shown below were granted under our 2019 Omnibus Incentive Compensation Plan.

Name	Grant Date	Accounting Grant Date	Type of Award	Shares of Restricted or Performance Stock Units (#)	Maximum Shares of Performance Stock or Units (#)	Grant date fair value of stock awards [1]
Benjamin Wolin	3/20/2020	5/1/2020	PSU	401,929	502,411	$4,389,065
Stuart Gleichenhaus	-	-	-	-	-	-
Matthew Foulston	6/1/2020	-	RSU	112,406	-	$1,786,131
		-	PSU	74,937	93,671	$1,190,749
Dustin Finer	1/14/2020	-	RSU	72,992	-	$999,990
		5/1/2020	PSU	127,737	159,671	$1,394,888
Georgina Wraight	1/14/2020	-	RSU	80,291	-	$1,099,987
		5/1/2020	PSU	42,579	53,223	$464,963
		5/1/2020	PSU	42,579	53,223	$464,963
		5/1/2020	PSU	42,579	53,223	$464,963
Michael Ellis	1/14/2020	-	RSU	80,291	-	$1,099,987
		5/1/2020	PSU	42,579	53,223	$464,963
		5/1/2020	PSU	42,579	53,223	$464,963
		5/1/2020	PSU	42,579	53,223	$464,963
1 The grant date fair value is the total amount that the company will recognize as expense under applicable accounting requirements if the shares awards fully vest. This amount is included in our Summary Compensation Table each year. Grant date fair values were calculated in accordance with ASC 718. The grant date fair value is calculated by multiplying the number of shares granted by the closing price of our common shares on the day the award was granted. With respect to the performance-based equity awards, the grant date fair value also represents the probable outcome of such performance conditions and represents the target (100%) level of achievement.

Outstanding Equity Awards at 2020 Fiscal Year End
The following tables set forth information regarding the outstanding equity awards held by each of our NEOs at December 31, 2020.

Name		Option awards				Stock awards
	Grant Date	Securities underlying unexercised options (#) exercisable	Securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Benjamin Wolin	10/21/2019					259,389	$7,454,840
	3/20/2020					401,929	$11,551,439
Stuart Gleichenhaus	-	-	-	-	-	-	-
Matthew Foulston	6/1/2020					74,937	$2,153,689
	6/1/2020					112,406	$3,230,548
Dustin Finer	9/23/2019					51,881	$1,491,060
	1/14/2020					72,992	$2,097,790
	1/14/2020					127,737	$3,671,161
Georgina Wraight	1/28/2018	22,349	13,139	$8.60	1/28/2028
	1/28/2018	11,423	12,404	$8.60	1/28/2028
	1/28/2018	683	254	$8.60	1/28/2028
	1/28/2018	1,132	421	$8.60	1/28/2028
	2/27/2019	7,874	15,750	$37.47	1/28/2028
	2/27/2019					5,338	$153,414
	1/14/2020					80,291	$2,307,563
	1/14/2020					42,579	$1,223,720
	1/14/2020					42,579	$1,223,720
	1/14/2020					42,579	$1,223,720
Michael Ellis	2/27/2019	7,874	15,750	$37.47	2/27/2029
	2/27/2019					5,338	$153,414
	2/27/2019					1,488	$42,765
	2/27/2019					1,105	$31,758
	2/27/2019					321	$9,226
	2/27/2019					698	$20,061
	1/14/2020					80,291	$2,307,563
	1/14/2020					42,579	$1,223,720
	1/14/2020					42,579	$1,223,720
	1/14/2020					42,579	$1,223,720

Option Exercises and Stock Vested for Fiscal Year 2020
The following table sets forth the number of shares acquired upon exercise of stock options by our NEOs in 2020 and the value realized upon exercise, and the number of restricted stock units that vested for our NEOs in 2020 and the aggregate dollar amount realized by our NEOs upon the vesting of the restricted stock units.

Name	Option awards			Stock awards
	Date	Shares acquired on exercise (#) [1]	Value realized on exercise ($) [2]	Date	Shares acquired on vesting (#) [3]	Value realized on vesting ($) [4]
Benjamin Wolin	-	-	-	1/21/2020	21,615	$325,738
	-	-	-	2/28/2020	6,288	$69,860
	-	-	-	4/21/2020	21,615	$174,865
	-	-	-	7/21/2020	21,615	$457,157
	-	-	-	9/4/2020	9,259	$206,383
	-	-	-	10/21/2020	21,615	$584,470
Stuart Gleichenhaus	-	-	-	-	-	-
Matthew Foulston	-	-	-	-	-	-
Dustin Finer	-	-	-	9/23/2020	25,940	$532,029
Georgina Wraight				2/27/2020	2,668	$28,574
	9/25/2020	15,000	$216,000
	9/29/2020	10,000	$164,000
	10/15/2020	10,000	$184,000
Michael Ellis	-	-	-	2/27/2020	2,668	$28,574
	-	-	-	3/4/2020	806	$9,124
	-	-	-	3/6/2020	819	$8,862
	-	-	-	3/6/2020	444	$4,804
1 The amounts reported in this column represent the gross number of shares acquired upon exercise of vested options without taking into account any shares that may have been withheld to cover option exercise price or applicable tax obligations.
2 The amounts reported in this column represent the taxable income recognized upon exercise of vested stock options calculated by multiplying (i) the number of shares of common stock acquired upon exercise by (ii) the difference between the market price of common stock at exercise and the exercise price of the options.
3 The amounts reported in this column represent the gross number of shares acquired upon the vesting of stock awards/units without taking into account any shares that may have been withheld to satisfy tax obligations.
4 The amounts reported in this column represent the taxable income recognized upon the vesting of awards/units calculated by multiplying the gross number of awards/units vested by the closing price of common stock on the Nasdaq stock market on the vesting date.
Potential Payments Upon Termination or Change in Control
Potential Payments Upon Termination Other Than Following a Change in Control
The following table sets forth the estimated benefits that each of our NEOs would be entitled to receive upon termination of his or her employment (other than a termination in connection with a change in control) if we terminated the NEO’s employment without cause, or the NEO terminated his or her employment for good reason, as provided in his or her employment agreement. These disclosed amounts assume the NEO’s employment terminated on December 31, 2020. The amounts disclosed in the table are estimates only and do not necessarily reflect the actual amounts that would be paid to our NEOs, which amounts would only be known at the time that he or she becomes eligible for payment following his or her termination. In order for an NEO to be eligible to receive any of the payments and benefits described below, he or she must execute a general release of claims against the Company and continue to abide by his or her restrictive covenant obligations.

Name	Severance Amount	Early Vesting of Stock Options	Early Vesting of RSUs	Other	Total
Benjamin Wolin	$2,582,621	-	$6,335,331	$31,582	$8,949,534
Stuart Gleichenhaus	-	-	-	-	-
Matthew Foulston	$1,050,000	-		$32,776	$1,082,776
Dustin Finer	$884,137	-		$21,851	$905,988
Georgina Wraight	$1,013,073	-		$21,055	$1,034,128
Michael Ellis	$1,013,073	-	$917,898	-	$1,930,971
Potential Payments Upon Termination Following a Change in Control or During a Potential Change In Control
The following table sets for the estimated benefits that each of our NEOs would, as of December 31, 2020, be entitled to receive if his or her employment were terminated by the Company without cause, or if he or she terminated his or her employment with us for good reason, within two months before, or 12 months after a change in control of the Company. These disclosed amounts assume the NEO’s employment terminated on December 31, 2020. The amounts disclosed in the table are estimates only and do not necessarily reflect the actual amounts that would be paid to our NEOs, which amounts would only be known at the time that the become eligible for payment and would only be payable if a change in control of the Company were to occur. The table below reflects the amount that could be payable under various arrangements assuming that the change in control of the Company occurred on December 31, 2020 and the NEOs employment was immediately terminated. In order for a NEO to be eligible to receive any of the payments and benefits described below, he or she must execute a general release of claims against the Company and continue to abide by his or her restrictive covenant obligations.

Name	Severance Amount	Early Vesting of Stock Options	Early Vesting of RSUs	Other	Total
Benjamin Wolin	$2,500,000	-	$11,305,310	$31,582	$13,836,892
Stuart Gleichenhaus	-	-	-	-	-
Matthew Foulston	$1,050,000	-	$5,384,238	$32,776	$6,467,014
Dustin Finer	$840,000	-	$7,260,011	$21,851	$8,121,862
Georgina Wraight	$962,500	$528,031	$6,132,139	$21,055	$7,643,725
Michael Ellis	$962,500	-	$6,235,948	-	$7,198,448

Potential Payments Upon Termination Due to Death or Disability
No payments are due under the employment agreements with our NEOs, other than any amounts otherwise due and owing, if the executive’s employment is terminated by the Company by reason of death or disability.

Proposal 2 - Ratification of the Appointment of Our Independent Registered Public Accounting Firm
Proposal Summary
On February 10, 2021 we appointed BDO USA, LLP ("BDO") as our independent registered public accounting firm for the fiscal year ending December 31, 2021. We are asking shareholders to ratify our Audit Committee’s selection.
We are not required to have the shareholders ratify the appointment of BDO as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain BDO but may retain such independent auditor. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the company and its shareholders.
Representatives of BDO are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from our shareholders.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE
“FOR”
THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.
Independent Registered Public Accounting Firm Fees
The following table summarizes the aggregate fees and related expenses paid by us to BDO for professional services rendered for the audit of the financial statements for the year ended December 31, 2020 and December 31, 2019.

	2020	2019
Audit Fees	$4,032,000	$3,353,000
Audit Related Fees	$777,500	$—
Tax Fees	$22,000	$22,700
Total Fees	$4,831,500	$3,375,700

Audit Fees. The audit fees listed were for professional services rendered by BDO in connection with work done in preparation of the audits of the consolidated financial statements, audit of our internal control over financial reporting, reviews of the consolidated financial statements, subsidiary audits, issuance of consents, and assistance with the review of documents filed with the SEC.
Audit Related Fees. The audit-related fees were for services rendered by BDO for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements. The services performed include, but are not limited to, a carve-out audit performed in connection with our disposition of scil, employee benefit plan audits, due diligence, and consultations on financial accounting and reporting matters not classified as audit.

Tax Fees. The tax fees listed were for services related to tax compliance, tax advice and tax planning services rendered by BDO. Tax compliance services include primarily the preparation or review of original and amended tax returns. Tax advice and tax planning services relate to tax advice concerning mergers and acquisitions, legal entity restructuring, consultations regarding transfer pricing, tax assistance provided to expatriate employees and other general tax advice. All these services were approved by our Audit Committee.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee. Any pre-approved audit or non-audit services are detailed as to the particular type of services to be provided and are generally subject to a maximum dollar amount.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
No portion of this Audit Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The Audit Committee is currently composed of four independent directors, Ms. Helton, Ms. Wienbar, Mr. Manoff and Mr. McNamara and operates pursuant to a written charter. Each of Ms. Helton, Mr. Manoff and Mr. McNamara is deemed to be an “audit committee financial expert” as currently defined under Securities and Exchange Commission rules.
The Company’s management is responsible for its internal accounting controls and the financial reporting process.
The Audit Committee is responsible for overseeing and monitoring the integrity of the Company’s financial statements, accounting and financial reporting processes, systems of internal control over financial reporting, compliance with legal and regulatory financial accounting requirements, audits of the Company’s financial statements, review of critical accounting policies and judgements, the use of pro-forma, adjusted or non-GAAP financial information and review of the performance of the Audit Committee. The Committee also receives reports from the Chief Compliance Officer on matters relating to the third-party-enabled whistleblower hotline.
The Audit Committee ensures that the Company establishes and appropriately resources a professional and independent internal audit function and that there are no unjustified restrictions or limitations imposed on that function. In addition to reviewing and approving the annual internal audit plan and overseeing other internal audit activities, the audit committee reviews and discusses the results of internal audit assessments.
The Audit Committee relies on the expertise of the Company’s management, internal audit department, SOX department, and the independent auditor in carrying out its oversight responsibilities. The Company’s independent registered public accounting firm, BDO USA, LLP (“BDO”), is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon. The Audit Committee’s responsibilities are to monitor and oversee the audit process and to select, appoint, compensate, and evaluate the performance of the independent registered public accounting firm.
In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from BDO a formal written statement describing all the relationships between BDO and the Company that might bear on their independence consistent with the applicable requirements of the PCAOB and discussed with BDO any relationships that may impact its objectivity and independence, and the Audit Committee satisfied itself as to BDO’s independence. The Audit Committee has reviewed and discussed the financial statements with management. The Audit Committee also discussed with management and BDO the quality and adequacy of the Company’s internal controls and the SOX department’s and internal audit department’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with BDO, the SOX group, and internal auditors their audit plans, audit scope, and identification of audit risks.
The Audit Committee discussed and reviewed with BDO all communications required by the PCAOB and the SEC, and, with and without management present, discussed and reviewed the results of BDO’s audit of financial statements, including critical audit matters. The Audit Committee also discussed the results of the internal audit examinations and SOX assessments. The Audit Committee also conducted separate executive sessions with the Company’s chief financial officer, chief accounting officer, head of the SOX assessment program, head of internal audit, and the chief ethics and compliance officer.
Based on the Audit Committee’s aforementioned discussions with management and BDO and the Audit Committee’s review of the representation of management and the report of BDO, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10K for the year ended December 31, 2020, for filing with the SEC.

In order to assure that both provision of audit and non-audit services provided by BDO, our independent registered public accounting firm, does not impair its independence, the Audit Committee is required to pre-approve all audit services to be provided to the Company by BDO, and all other services, including review, attestation and non-audit services.

Respectfully submitted by the Audit Committee:
Sandra L. Helton, Chair
Mark J. Manoff
Edward M. McNamara
Sharon Wienbar

Proposal 3 - Vote to Approve an Amendment to our Amended and Restated Certificate of Incorporation to Eliminate Supermajority Voting Requirements
Proposal Summary
In this Proposal 3, our board of directors believes that each voting requirement in our "amended and restated certificate of incorporation (“Existing Certificate”) and by-laws that calls for a greater than a simple majority vote be eliminated and replaced by a majority voting standard.
The amendments to the Existing Certificate described below and set forth in the Certificate of Amendment attached to this Proxy Statement as Annex A are in the best interests of the Company’s stockholders, and our board of directors has unanimously adopted a resolution approving and declaring the advisability of the Certificate of Amendment, which changes the voting provisions in the Existing Certificate as follows:
Removal of Directors; Article VI, Section E - Currently, the approval of the holders of two-thirds of the votes that would be entitled to vote at an election of directors is required to remove a director from office prior to the expiration of his or her term (i) with cause prior to the 2022 annual meeting, and (ii) with or without cause thereafter. If this proposal is approved, stockholders will have the ability to remove a director from office prior to the expiration of his or her term (y) with cause prior to the 2022 annual meeting, and (z) with or without cause thereafter, in each case, with the affirmative vote of a majority of the shares of the Company entitled to vote at an election of directors, which is the lowest allowable vote threshold under Delaware law.
Amendments to the Certificate of Incorporation; Article XIII, Section A - Currently, the approval of at least two-thirds of the shares of the Company entitled to vote on such matter is required to amend, alter or repeal the Existing Certificate. If this proposal is approved, the threshold approval for stockholders to amend or repeal the Existing Certificate will be a vote of the majority of the outstanding shares of the Company entitled to vote on such amendment or repeal, which is the lowest allowable vote threshold under Delaware law.
By-law Amendments; Article XIII, Section B - Currently, the Existing Certificate allows stockholders to amend or repeal our by-laws if at least two-thirds of the shares of the Company entitled to vote on such matter vote in favor of the amendment or repeal. If this proposal is approved, stockholders will have the ability to amend our by-laws with the affirmative vote of a majority of the shares cast and entitled to vote on such matter (with “abstentions,” “broker non-votes,” and “withheld” votes not counted as a vote either “for” or “against” such amendment or repeal).
This description of the proposed amendments to our Existing Certificate is a summary and is qualified by the full text of the proposed Certificate of Amendment to our Existing Certificate, which is attached to this Proxy Statement as Annex B and is incorporated herein by reference.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE
“FOR”
APPROVAL OF AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

Proposal 4 – Non-Binding Advisory Vote to Approve Compensation Paid to Named Executive Officers
Proposal Summary
In accordance with Section 14A of the Exchange Act, we are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in the section titled “Executive Compensation - Compensation Discussion and Analysis” and in the compensation tables and any related narrative discussion contained in this proxy statement.
As an advisory vote, this proposal is not binding. However, our Compensation and Talent Committee and Board of Directors value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future executive compensation decisions.
As we describe in detail in the “Executive Compensation - Compensation Discussion and Analysis,” we believe our executive compensation program embodies a pay for performance philosophy that advances our business strategy and aligns the interests of our executives with our shareholders.
Our Compensation and Talent Committee has focused on designing our executive compensation programs to align with shareholder value and ensure that we are focused on executing on our transformation and integration to create shareholder value. As discussed in “2020 Executive Compensation Program Highlights” in the CD&A, our executive compensation program provides an effective means to align executive compensation with achievement relative to specific financial and operational performance goals, as well as with long-term shareholder returns. For example, based on the Company’s 2020 performance, as measured by financial and operational metrics, the Compensation and Talent Committee awarded annual cash bonuses to our named executive officers at a level equal to 112.26% of target. This payout percentage above target reflected our 2020 performance and evidences the rigorous targets our Compensation and Talent Committee has historically set and continues to set, and the effectiveness of such targets in driving performance.
We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our philosophy, policies and practices as described in this Proxy Statement. Our Board of Directors is asking shareholders to approve on an advisory, non-binding basis, the following resolution:
RESOLVED, that the shareholders of Covetrus, Inc. approve, on an advisory basis, our named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE
“FOR”
APPROVAL OF OUR COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS

BENEFICIAL OWNERSHIP INFORMATION
Security Ownership of Certain Beneficial Owners and Management
The following table provides information with respect to the beneficial ownership of our common stock as of December 31, 2020 by:
•Each person known by us to beneficially own (or have the right to acquire within 60 days) more than 5% of the outstanding shares of our common stock.
•Each of our Directors.
•Each executive officer named in the “Summary Compensation Table” (each a “named executive officer,” or “NEO”).
•All of our Directors and executive officers as a group.
Percentage ownership calculations are based on 136,017,964 shares of common stock outstanding as of December 31, 2020.

Directors [1]	Shares of Common Stock Beneficially Owned	Options Currently Exercisable or within 60 days of December 31, 2020	Restricted Stock Units Vested within 60 days of December 31, 2020	Percentage of Outstanding Securities
Ellinger, Deborah [2]	6,288	-	-	*
Helton, Sandra [3]	6,288	-	-	*
Laskawy, Philip [4]	7,346	-	-	*
Manoff, Mark [5]	6,288	-	-	*
McNamara, Edward [6]	40,813	77,435	-	*
Paladino, Steven [7]	43,037	-	-	*
Peterson, Sandra	-	-	-	*
Sachdev, Ravi [8]	6,288	-	-	*
Wienbar, Sharon	-	-	-	*
Named Executive Officers [1]
Wolin, Benjamin [9]	60,198	-	21,615	*
Gleichenhaus, Stuart	-	-	-	*
Foulston, Matthew	-	-	-	*
Finer, Dustin [10]	15,485	-	24,330	*
Wraight, Georgina [11]	3,540	55,369	29,431	*
Ellis, Michael [12]	374	15,748	29,431	*
All Directors and Officers as a Group, including the foregoing [13]	284,866	257,311	159,957	*
Certain Other Beneficial Owners
BlackRock, Inc. [14]	15,921,045	-	-	11.7%
Morgan Stanley [15]	10,480,615	-	-	7.7%
CD&R VFC Holdings, L.P. [16]	33,670,541	-	-	24.8%
Vanguard Group, Inc. [17]	10,074,557	-	-	7.4%
T. Rowe Price, Associates, Inc. [18]	8,911,095	-	-	6.6%

* less than 1%
1 c/o Covetrus, Inc. 7 Custom House Street, Portland, Maine 04101
2 Represents 6,288 shares owned directly and over which Deborah Ellinger has sole voting and dispositive power.
3 Represents 6,288 shares owned directly and over which Sandra Helton has sole voting and dispositive power.
4 Represents 7,346 shares owned directly and over which Philip Laskawy has sole voting and dispositive power.
5 Represents 6,288 shares owned directly and over which Mark Manoff has sole voting and dispositive power.

6 Represents (i) 40,813 shares owned directly and over which Edward McNamara has sole voting and dispositive power and (ii) 77,435 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of December 31, 2020.
7 Represents 43,037 shares owned directly and over which Steven Paladino has sole voting and dispositive power.
8 Represents 6,288 shares owned directly and over which Ravi Sachdev has sole voting and dispositive power.
9 Represents (i) 60,813 shares owned directly and over which Benjamin Wolin has sole voting and dispositive power and (ii) 21,615 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2020.
10 Represents (i) 15,485 shares owned directly and over which Dustin Finer has sole voting and dispositive power and (ii) 24,330 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2020.
11 Represents (i) 3,540 shares owned directly and over which Georgina Wraight has sole voting and dispositive power, (ii) 55,369 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of December 31, 2020, and (iii) 29,431 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2020.
12 Represents (i) 374 shares owned directly and over which Michael Ellis has sole voting and dispositive power, (ii) 15,748 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of December 31, 2020, and (iii) 29,431 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2020.
13 Includes (i) with respect to all directors and Named Executive Officers, (a) 284,866 shares, directly or indirectly, beneficially owned, (b) 257,311 shares underlying options that are currently exercisable or that will become exercisable within 60 days of December 31, 2020, and (c) 159,957 shares of common stock underlying RSUs that are currently exercisable or that will become exercisable within 60 days of December 31, 2020, and (ii) with respect to all executive officers that are not Named Executive Officers or directors, (a) 88,921 shares, directly or indirectly, beneficially owned, (b) 108,759 shares underlying options that are currently exercisable or that will become exercisable within 60 days of December 31, 2020, and (c) 55,150 shares of common stock underlying RSUs that will vest within 60 days of December 31, 2020.
14 Based solely on information set forth in Schedule 13G (Amendment No. 2) filed with the SEC on January 27, 2021, Blackrock, Inc., reported that it and its subsidiaries listed on Exhibit A to Schedule 13G (Amendment No. 2) were the beneficial owners of 15,921,045 shares of Covetrus' outstanding common stock as of December 31, 2020. BlackRock reported having sole voting power for 15,726,865 shares and sole dispositive power of 15,921,045 shares. No shared voting or dispositive powers were reported. The address for BlackRock, Inc., is 55 East 52nd Street, New York, New York 10055.
15 Based solely on information set forth in Schedule 13G (Amendment No. 2) filed with the SEC on February 10, 2021, Morgan Stanley reported that it was the beneficial owner of 10,480,615 shares of Covetrus' outstanding common stock as of December 31, 2020. Morgan Stanley had shared voting power of 10,474,743 shares and shared dispositive power for 10,480,615 shares of Covetrus' outstanding common stock. No sole voting or dispositive powers were reported. The address for Morgan Stanley is 31585 Broadway, New York, New York 10036.
16 Based solely on information set forth in Schedule 13D (Amendment No.3) filed with the SEC on November 20, 2020, CD&R VFC Holdings, L.P. reported that it was the beneficial owner of 33,670,541 shares of Covetrus' outstanding common stock. 14,357,478 shares of common stock were issued on September 9, 2020 upon conversion of 159,368 shares of the Covetrus' Series A Preferred Stock, at the option of the issuer, pursuant to the terms of the Certificate of Designations. 8,246,585 of such shares of common stock were issued on November 18, 2020 upon conversion by the issuer of 90,632 shares of Series A Preferred Stock, which included accrued dividends in respect of the 90,632 shares of Series A Preferred Stock in the form of 81,540 shares of Common Stock Series. CD&R reported having sole voting power for 33,670,541 shares of common stock and sole dispositive power of 33,670,541 shares of common stock. No shared voting or dispositive powers were reported. The address of CD&R is c/o Clayton, Dubilier & Rice, L.P., 375 Park Avenue, New York, New York 10152.
17 Based solely on Schedule 13G (Amendment No. 1) filed with the SEC on February 8, 2021, The Vanguard Group reported that it and its subsidiaries listed on Appendix A of Schedule 13G (Amendment No. 1) were the beneficial owners of 10,074,557 shares of Covetrus' outstanding common stock as of December 31, 2020. As of December 31, 2020, The Vanguard Group had the sole power to dispose of 9,882,886 shares; the shared power to vote 107,959 shares; and the shared power to dispose of 191,671 shares. No sole voting powers were reported. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
18 Based solely on information set forth in Schedule 13G filed with the SEC on February 16, 2021, T. Rowe Price Associates, Inc. reported that it was the beneficial owner of 8,911,095 shares of Covetrus' outstanding common stock as of December 31, 2020. T. Rowe Price Associates, Inc. had sole voting power of 2,990,623 shares and the sole power to dispose of 8,911,095 shares. No shared voting or dispositive powers were reported. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and the other equity securities on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. To our knowledge, based solely on a review of copies of reports filed by the persons required to file these reports and written representations from those persons, we believe that all reports required to be filed pursuant to Section 16(a) were timely filed with respect to the year ended December 31, 2020, with the exception that transactions for each of Mr. Ludlow, Mr. Providenti, Ms. Phillips, and Mr. Wolin were not timely reported due to an administrative error, resulting in four (4) reports on Form 4 not being timely filed, representing four (4) transactions.

Exhibit A

Covetrus, Inc.
Supplemental Reconciliation of GAAP Net Income to Adjusted EBITDA (unaudited, in millions)

GAAP Net Sales	$4,339
Plus: Foreign exchange and other normalization adjustments	14
Adjusted Net Sales for STIP Purposes	4,353

Net income (loss) attributable to Covetrus, Inc.	$(19)
Plus: Depreciation and Amortization	166
Plus: Interest, net	47
Plus: Taxes	(7)
EBITDA	187

Plus: Stock Based Comp	40
Plus: Strategic Consulting	20
Plus: Transactions Costs	8
Plus: Separation programs and exec severance	11
Plus: IT Infrastructure	4
Plus: Formation of CVET	19
Plus: Capital Structure fees	2
Plus: Equity method and non-consolidated affiliates	2
Plus: Operating lease right-of-use asset impairment	8
Plus: France Managed Exit	7
Plus: Other (income) expense items	(82)
Adjusted EBITDA	226
Plus: Legal Accrual	4
Plus: Foreign exchange and other normalization adjustments	1
Adjusted EBITDA for STIP Purposes	$231

Use of Non-GAAP Financial Measures

In addition to disclosing financial results in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, we consider and use non-GAAP financial measures as supplemental measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures.
In evaluating our business, we consider and use Adjusted EBITDA as a non-GAAP supplemental measure of our operating performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, stock-based compensation, and amortization, adjusted for certain non-operating charges, such as restructuring, mergers and acquisitions, and management change expenses (among other), and for purposes of the STIP, normalized for the impact of foreign exchange fluctuations and legal accrual. Management believes this non-GAAP measure is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

A-1

Annex A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COVETRUS, INC.

It is hereby certified that:

1.    The present name of the corporation (the “Corporation”) is Covetrus, Inc. The name under which the Corporation was originally incorporated was HS Spinco, Inc., and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was April 13, 2018. The original certificate of incorporation of the Corporation was subsequently amended by the certificate of amendment filed with the Secretary of State of the State of Delaware on January 4, 2019 and on February 1, 2019-, and the Corporation filed an Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware on February 6, 2019.
2.    ~~The amendment and the restatement of the certificate of incorporation herein certified have~~ This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation herein certified have”) has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and was approved by the ~~written consent~~ stockholder of ~~its sole stockholder~~ the Corporation in accordance with Section 242~~8~~ of the DGCL.
3.    ~~The certificate of incorporation of the Corporation, as amended and restated herein, shall from~~ This Second Amended and Restated Certificate of Incorporation amends, restates and ~~after the time of the filing of this~~ integrates the Amended and Restated Certificate of Incorporation ~~with the Secretary of State of the State of Delaware, read~~ in its entirety, as follows:
FIRST: The name of the corporation is COVETRUS, INC.
SECOND: The registered office of the Corporation in the State of Delaware is located at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 685,000,000 shares of capital stock, consisting of 675,000,000 shares of common stock having a par value of one cent ($0.01) per share (“Common Stock”) and 10,000,000 shares of preferred stock having a par value of one cent ($0.01) per share (“Preferred Stock”, and together with the Common Stock, “Capital Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares representing at least a majority of the votes that would be entitled to be cast on such matter by all of the then outstanding shares of all classes and series of Capital Stock of the Corporation, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as defined below)).

A.    Preferred Stock:

1.    The board of directors of the Corporation (the “Board of Directors”) may authorize by resolution and without stockholder approval the issuance from time to time of the Preferred Stock in one or more series with such designations and such powers, preferences and rights, and such qualifications, limitations or restrictions (which may differ with respect to each series) as the Board of Directors may fix by resolution and without stockholder approval.

2.    The Board of Directors is authorized to file with the Secretary of State of the State of Delaware a certificate pursuant to the DGCL describing such designations, powers, preferences, relative, participating, optional and other special rights and other terms, and the qualifications, limitations and restrictions thereof, if any, of each series of Preferred Stock, as applicable (a “Certificate of Designation”). The designations, powers, preferences and relative, participating, optional and other special rights and other terms of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or junior to, or on a parity with, any other series of Preferred Stock to the extent permitted by applicable law. The consent, by class or series vote or otherwise, of the holders of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to Paragraph A of this Article FOURTH that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) in voting power of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.
3.    Subject to the provisions of Subparagraph 1 of this Paragraph A, shares of any series of Preferred Stock may be issued from time to time as the Board of Directors shall determine for such consideration as shall be determined by the Board of Directors in accordance with applicable law.

4.    Subject to any applicable provisions of the DGCL, shares of Preferred Stock that have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares that are held as treasury shares but including shares redeemed and shares purchased and retired, whether through the operation of a retirement or sinking fund, or otherwise) may have the status of authorized and unissued shares of Preferred Stock, and may be reissued as a part of the series of which they were originally a part or be retired and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors as provided in Subparagraph 1 of this Paragraph A of this Article FOURTH providing for the issuance of any series of Preferred Stock.

B.    Common Stock:

1.    After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph A of this Article FOURTH and applicable law, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors in its discretion.

2.    Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him or her on all matters voted upon by the stockholders. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

C.    No Preemptive Rights: No holder of stock of any class or series of the Corporation shall be entitled to any preemptive right to subscribe for or purchase any shares of stock of any class or series, whether now or hereafter authorized, or any bonds, debentures or other securities or evidences of indebtedness, whether or not convertible into or exchangeable for stock, but shares of stock of any class or series, or bonds, debentures or other securities or evidences of indebtedness may be issued, sold or otherwise disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such person or persons as the Board of Directors in its absolute discretion may deem advisable.

FIFTH:
For purposes of this Article FIFTH:

“Acquire” or “Acquisition” or “Acquiring” shall mean the direct or indirect acquisition by any means, including, without limitation, through any option, warrant, forward purchase or commitment, convertible security, swap agreement or other derivative or security or arrangement, pledge or other interest or arrangement or commitment, or by reason of Capital Stock being acquired or held by a nominee or similar agent on behalf of a Person, and shall include any action or event that conveys beneficial ownership (or is deemed to convey beneficial ownership for purposes of applying Section 355(e) of the Code) for U.S. federal income tax purposes.

“Affiliate” shall mean a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise. For purposes of this definition, Persons who share one or more common board members who do not constitute a majority of the board of any such Person shall not be deemed to be under common control.    In addition, for purposes of this definition, two or more Persons shall not be treated as “Affiliates” solely by virtue of the fact that they retain the services of the same investment manager or investment advisor and such investment manager or investment advisor has, pursuant to contract or otherwise, discretionary authority to make investment decisions on behalf of such Persons.

“Beneficial Ownership” shall mean ownership directly or indirectly (including by a nominee), or constructively through the application of the aggregation and attribution rules in Section 355(e)(4)(C) of the Code (including through the application of Section 318 of the Code, as modified by Section 355(e)(4)(C) of the Code), and shall include all deemed ownership under the rules of Sections 355(d) and

(e)    of the Code and the Treasury regulations promulgated thereunder (including any deemed ownership by reason of being a member of any “coordinating group” within the meaning of Treasury Regulations Section 1.355-7(h)(4)). The terms “Beneficially Own” and “Beneficially Owning” shall have correlative meanings.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Charitable Beneficiary” shall mean, with respect to any Trust, one or more organizations described in each of Section 501(c)(3), Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

“Distribution” shall mean the distribution of the Capital Stock of the Corporation pursuant to the Contribution and Distribution Agreement, dated April 20, 2018, by and among the Corporation, Henry Schein, Inc., Direct Vet Marketing, Inc. and, solely for purposes of certain articles thereto, Shareholder Representative Services LLC (as it may be amended and/or restated from time to time).

“Distribution Date” shall mean February 7, 2019.

“Grandfathered Holder 1” shall mean the “X Purchasers” (as such term is defined in the Stock Subscription and Purchase Agreement) and any of their successors or assignees, and any Affiliates of any of the foregoing, respectively.

“Grandfathered Holder 1 Interest” shall mean the shares of issued and outstanding Common Stock (by vote, value (using the Valuation Principles), or number, whichever is more restrictive, and as determined on the date of issuance) acquired by Grandfathered Holder 1 pursuant to the Stock Subscription and Purchase Agreement.

“Grandfathered Holder 2” shall mean the “Y Purchaser” (as such term is defined in the Stock Subscription and Purchase Agreement) and any of its successors or assignees, and any Affiliates of any of the foregoing, respectively.

“Grandfathered Holder 2 Interest” shall mean the shares issued and outstanding Common Stock (by vote, value (using the Valuation Principles), or number, whichever is more restrictive, and as determined on the date of issuance) acquired by Grandfathered Holder 2 pursuant to the Stock Subscription and Purchase Agreement.

“Grandfathered Holder 3” shall have the meaning given to such term in the Merger Agreement.
“Grandfathered Holder 3 Interest” shall mean the shares of issued and outstanding Common Stock (by vote, value (using the Valuation Principles), or number, whichever is more restrictive, and as determined on the date immediately following the Merger) Beneficially Owned by Grandfathered Holder 3 on the date immediately following the Merger.

“Grandfathered Holders” shall mean Grandfathered Holder 1, Grandfathered Holder 2 and Grandfathered Holder 3.

“Legacy Shares” shall mean the shares of Common Stock originally acquired by (i) Voyager Stockholders pursuant to the Merger Agreement, and (ii) Grandfathered Holder 1 and Grandfathered Holder 2 pursuant to the Stock Subscription and Purchase Agreement.

“Market Capitalization” shall mean the product of (i) the total number of outstanding shares of Capital Stock, multiplied by (ii) the Market Price of such Capital Stock, as of the relevant date for measuring such value pursuant to this Article FIFTH.

“Market Price” shall mean with respect to any series of any class of Capital Stock, the last reported sales price of such series reported on Nasdaq on the trading day immediately preceding the relevant date or, if shares of such series are not then traded on Nasdaq, the last reported sales price of shares of such series on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the shares of such series may be traded, or if shares of such series are not then traded over any exchange or quotation system, then the market price of shares of such series on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“Merger” shall mean the transactions contemplated and undertaken pursuant to the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated April 20, 2018, by and among the Corporation, Henry Schein, Inc., HS Merger Sub, Inc., Direct Vet Marketing, Inc. and, solely for purposes of certain articles thereto, Shareholder Representative Services LLC (as it may be amended and/or restated from time to time).

“Nasdaq” shall mean the Nasdaq Global Select Market.

“Person” shall mean an individual, corporation, partnership, estate, trust, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or person, and shall include any “coordinating group” (within the meaning of Treasury Regulations Section 1.355-7(h)(4)), it being understood that a “coordinating group” shall be treated as one Person for purposes of this Article FIFTH.

“Prohibited Owner” shall mean any Person who, but for the provisions of Paragraph A of this Article FIFTH, would Beneficially Own Capital Stock in excess of the Share Ownership Limit.

“Public Listing Date” shall mean the date on which Common Stock of the Corporation is first publicly-traded pursuant to the registration statement filed under the Securities Act, which became effective with the U.S. Securities and Exchange Commission on February 4, 2019 (Commission File No. 333-229026 ).

“Ownership Limitation Termination Date” shall mean the first Business Day following the second anniversary of the Distribution Date.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Share Ownership Limit” shall mean:

(i)    other than in the case of the Grandfathered Holders, Beneficial Ownership of nine and eight tenths percent (9.8%) (determined in respect of voting power, value (calculated using the Valuation Principles), or number, whichever is most restrictive) of all issued and outstanding Capital Stock;

(ii)    in the case of Grandfathered Holder 1, the Grandfathered Holder 1 Interest;

(iii)    in the case of Grandfathered Holder 2, the Grandfathered Holder 2 Interest; and

(iv)    in the case of Grandfathered Holder 3, the Grandfathered Holder 3 Interest.

If a Person Beneficially Owns Capital Stock that is not actually outstanding (e.g. Capital Stock issuable upon the exercise of an option or warrant or the conversion of a convertible security) (“Option Shares”), then, for purposes of determining the percentage of outstanding Capital Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding solely with respect to such Person; it being understood that the foregoing shall operate so as to increase the amount of Capital Stock considered to be Beneficially Owned by a Person, and shall not operate so as to dilute or otherwise decrease the amount of any Capital Stock considered to be Beneficially Owned by a Person.

It is intended that the “Share Ownership Limit” prevent (v) any Person (other than Grandfathered Holder 3) from becoming a “ten-percent shareholder” (within the meaning of Treasury Regulations Section 1.355-7(h)(14)) of the Corporation (or any “predecessor” or “successor” thereof, within the meaning of Section 355(e)(4)(D) of the Code), (w) Grandfathered Holder 1 from Acquiring or Beneficially Owning any Capital Stock in excess of the Grandfathered Holder 1 Interest, (x) Grandfathered Holder 2 from Acquiring or Beneficially Owning any Capital Stock in excess of the Grandfathered Holder 2 Interest, (y) Grandfathered Holder 3 from Acquiring or Beneficially Owning any Capital Stock in excess of the Grandfathered Holder 3 Interest and (z) any other Transfer or Acquisition or Beneficial Ownership of Capital Stock that could reasonably be expected to adversely affect the intended tax free treatment of the Distribution and related transactions, and that this restriction shall be interpreted consistently with that intent. The Board of Directors may from time to time increase or decrease the Share Ownership Limit; provided, however, that (i) any increase or decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease in order for the Corporation to preserve the tax-free treatment of the Distribution under Section 355 of the Code, in which case such decrease shall be effective immediately), (ii) any increase or decrease may only be made if the Board of Directors reasonably determines that such increase or decrease is advisable to help the Corporation maintain the tax-free treatment of the Distribution under Section 355 of the Code, and (iii) any increase or decrease, as applicable, must be publicly announced by the Corporation.
“Stock Subscription and Purchase Agreement” shall mean that certain Stock Subscription and Purchase Agreement, dated December 21, 2018 (as it may be amended and/or restated from time to time).

“Transfer” shall mean any direct or indirect issuance, sale, transfer, exchange, gift, assignment, devise or other disposition, as well as any other event that causes any Person to Beneficially Own Capital
Stock or have the right to vote or receive dividends on Capital Stock, or any agreement or arrangement (or any agreement, understanding, arrangement or substantial negotiations (within the meaning of Treasury Regulations Section 1.355-7(h)(1)) to take any such actions or cause any such events, including (but not limited to): (i) the granting or exercise of any option (or any disposition of any option) or contractual right, (ii) any issuance, sale, transfer, gift, assignment, devise or other disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock,
(iii)    any exercise of any conversion right or exchange right or similar right, (iv) the issuance, sale, transfer, gift, assignment, devise or other disposition of interests in other entities that result in changes in Beneficial Ownership of Capital Stock, and (v) any transaction, event, understanding or arrangement that results in any Person Acquiring Beneficial Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, or Beneficially Owned and whether by operation of law or otherwise.

“Trust” shall mean any separate trust created pursuant to Subparagraph 2 of Paragraph A of this Article FIFTH and administered in accordance with the terms of Paragraph D of this Article FIFTH, for the exclusive benefit of any Charitable Beneficiary.

“Trustee” shall mean any Person or entity that is not an affiliate of either the Corporation or any Prohibited Owner and that is appointed by the Corporation to serve as trustee of the Trust.

“Valuation Principles” shall mean, for purposes of calculating the value of a number of shares of Capital Stock Beneficially Owned by a Person, the value calculated by (A) (i) multiplying (x) the number of shares of Capital Stock Beneficially Owned by such Person by (y) the Market Price of such Capital Stock as of the measurement date, and assuming for this purpose that all shares of Capital Stock within a single class have the same Market Price (and without taking into account control premiums or minority or blockage discounts), and (B) (ii) dividing the product by the Market Capitalization of the Corporation as of the relevant measurement date. If a Person Beneficially Owns Capital Stock by reason of Beneficially Owning Option Shares, then, for purposes of determining the value of outstanding Capital Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding solely for purposes of calculating the value of outstanding shares of Capital Stock owned by such Person; it being understood that the foregoing (insofar as it relates to Option Shares) shall operate so as to increase the value of Capital Stock considered to be Beneficially Owned by a Person, and shall not operate so as to decrease the value of Capital Stock considered to be Beneficially Owned by a Person.
“Voyager Stockholders” shall have the meaning ascribed to such term in the Merger Agreement.

A.    Restrictions on Transfers.

1.    Basic Restrictions. Except as provided in Paragraph E of this Article FIFTH, from the Public Listing Date and through and including the Ownership Limitation Termination Date, no Person shall Beneficially Own, or enter into any agreement, understanding, arrangement or substantial negotiations (within the meaning of Treasury Regulations Section 1.355-7(h)(1)) to Beneficially Own, in each case, Capital Stock in excess of the applicable Share Ownership Limit. Except as provided in Paragraph E of this Article FIFTH, from the Public Listing Date and through and including the Ownership Limitation Termination Date, any purported Transfer that, if effective, would result in any Person Beneficially Owning Capital Stock in excess of the applicable Share Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Capital Stock which would otherwise be
Beneficially Owned by such Person in excess of the applicable Share Ownership Limit, and the intended transferee shall acquire no rights in such excess shares of Capital Stock.

2.    Transfers in Trust. If at any time from the Public Listing Date and through and including the Ownership Limitation Termination Date, a purported Transfer occurs that, if effective, would result in any Person Beneficially Owning Capital Stock in excess of the applicable Share Ownership Limit, then, (i) the number of shares of Capital Stock in excess of the applicable Share Ownership Limit (rounded up to the nearest whole number of shares) shall be automatically transferred to a Trust for the exclusive benefit of the Charitable Beneficiary, effective (to the fullest extent permitted by law) as of the close of business on the Business Day prior to the date of such purported Transfer, (ii) the intended transferee shall acquire no rights in such Capital Stock, and (iii) such Capital Stock shall be registered on the books of the Corporation in the name of the Trustee.

B.    Notice of Restricted Transfer or Acquisition. Any Person who makes, or attempts to make (or who enters into, has entered into, or attempts to enter into, any agreement, understanding, arrangement or substantial negotiations (within the meaning of Treasury Regulations Section 1.355- 7(h)(1)) to make), a Transfer or Acquisition that violates any of the provisions of Paragraph A of this Article FIFTH shall immediately give written notice to the Corporation of such event and shall promptly provide to the Corporation such information as the Corporation may request in order to determine the effect, if any, of such Transfer or Acquisition (or attempted Transfer or Acquisition) on the Distribution’s qualification for tax-free status under Section 355 of the Code and to ensure compliance with the Share Ownership Limit.

C.    Owners Required to Provide Information. From and after the Public Listing Date until and including the Ownership Limitation Termination Date, on or prior to January 31 of each calendar year (or at such other time or times as the Corporation may request), every Person who Beneficially Owns (or who has entered into any agreement, understanding, arrangement or substantial negotiations (within the meaning of Treasury Regulations Section 1.355-7(h)(1)) to Beneficially Own) five percent (5%) or more of the issued and outstanding shares of any class or series of Capital Stock, shall provide to the Corporation such information as the Corporation may reasonably request in order to determine the effect, if any, of such Person’s Beneficial Ownership of Capital Stock on the Distribution’s qualification for tax-free status under Section 355 of the Code and to ensure compliance with the Share Ownership Limit.

D.    Shares Held in Trust.

1.    Status of Shares Held in Trust; Dividend and Voting Rights. Capital Stock held by the Trustee (i.e., that has been automatically transferred to a Trust pursuant to Subparagraph 2 of Paragraph A of this Article FIFTH) shall be issued and outstanding Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the Capital Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Capital Stock held in trust by the Trustee, shall have no rights to dividends or other distributions on such Capital Stock, and shall not possess any rights to vote or other rights attributable to such Capital Stock. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. To the fullest extent permitted by law, the Prohibited Owner shall be deemed to have given to the Trustee, as of the close of business on the Business Day prior to the date of the purported Transfer that results in the transfer of the Capital Stock to the Trust under Subparagraph 2 of Paragraph A of this Article FIFTH, an irrevocable proxy to vote the Capital Stock held in the Trust in accordance with this Subparagraph 1 of Paragraph D of this Article FIFTH. To the fullest extent permitted by law, the Trustee shall have the authority (at the
Trustee’s sole discretion) to (i) rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the Capital Stock has been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the exclusive benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall have no authority to rescind and recast such vote. To the fullest extent permitted by law, dividends or distributions with respect to Capital Stock held in the Trust inadvertently paid to a Prohibited Owner shall not be the property of the Prohibited Owner and shall be the property of the Trust and shall be paid by the Prohibited Owner to the Trust upon request. In the event the Prohibited Owner fails to comply with any such request, the Corporation shall have the power to take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner with respect to such Capital Stock held in Trust, including, without limitation, if necessary, (x) withholding any portion of future dividends or distributions payable on Capital Stock Beneficially Owned by the Prohibited Owner that are not held in Trust pursuant to the provisions of this Article FIFTH, and (y) as soon as reasonably practicable following the Corporation’s receipt or withholding thereof, paying to the Trust for the benefit of the Charitable Beneficiary the dividends or distributions so received or withheld, as the case may be. The Prohibited Owner shall, to the fullest extent permitted by law, be deemed to have consented to the Corporation taking any and all such actions. Notwithstanding the provisions of this Subparagraph 1 of this Paragraph D of this Article FIFTH, until the Corporation has received notification (or otherwise discovers) that Capital Stock has been automatically transferred to a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of maintaining lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, otherwise conducting votes of stockholders, and determining the shareholders of record entitled to receive distributions from the Corporation in respect of its issued and outstanding Capital Stock.
2.    Sale of Capital Stock by Trustee. As soon as practicable following its receipt of notice from the Corporation that Capital Stock has been transferred to a Trust, the Trustee of the Trust shall sell the Capital Stock held in the Trust to a Person, designated by the Trustee, whose Beneficial Ownership of the Capital Stock will not (when taken together with all other Capital Stock Beneficially Owned by such Person) violate the Share Ownership Limit and that is not otherwise a Prohibited Owner. Upon such sale, the interest of the Charitable Beneficiary in such Capital Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in Subparagraph 2 of Paragraph D. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the Capital Stock or, if the Prohibited Owner did not give value for the Capital Stock in connection with the event causing the Capital Stock to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Capital Stock on the date of the event causing the Capital Stock to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the Capital Stock held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Subparagraph 1 of Paragraph D of this Article FIFTH. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that Capital Stock has been transferred to the Trust, such Capital Stock is sold by a Prohibited Owner, then (i) such Capital Stock shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Capital Stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Subparagraph 2 of Paragraph D, then, to the fullest extent permitted by law, the Prohibited Owner shall be liable to the Trustee for such excess amount, and shall promptly pay such excess amount to the Trustee upon demand.
E.    Exception. The Board may exempt a Person from the applicable Share Ownership Limit for a specific Transfer, on such conditions and terms as the Board of Directors deems desirable, if (i) the Board of Directors concludes that the Transfer (taking into account all relevant facts, including the manner of such Transfer) will not affect the Distribution’s qualification for tax-free status under Section 355 of the Code, (ii) such Person agrees that any action taken by such Person (or otherwise) which is contrary to the restrictions contained in this Article FIFTH will result in such Capital Stock being automatically transferred to a Trust in accordance with the provisions of this Article FIFTH, and (iii) the Transfer for which such exemption is sought has not yet occurred; it being understood that, to the extent it is established to the satisfaction of the Board of Directors that a secondary transfer or exchange between stockholders of the Corporation of issued and outstanding shares of Capital Stock will solely involve Legacy Shares (based on, in part, such representations and undertakings from the applicable transferor and transferee as the Board of Directors deems satisfactory in its reasonable discretion), the Board of Directors shall permit such transfer or exchange. In exercising its discretion under this Paragraph E of this Article FIFTH, the Board of Directors may, but is not required to, obtain a ruling from the Internal Revenue Service or an opinion of counsel or nationally recognized accounting firm.
F.    Remedies for Breach. If the Board of Directors or its designees shall at any time determine in good faith that (i) a purported Transfer or Acquisition has taken place in violation of Paragraph A of this Article FIFTH, (ii) that a Person intends to or has attempted to (or has entered into any agreement, understanding, arrangement or substantial negotiations (within the meaning of Treasury Regulations Section 1.355-7(h)(1)) to) Transfer or Acquire Beneficial Ownership of Capital Stock in violation of Paragraph A of this Article FIFTH or (iii) that any Transfer, Acquisition, intended or attempted Transfer or Acquisition would be inadvisable (in terms of preserving the tax-free treatment of the Distribution under Section 355 of the Code), then the Board of Directors or its designees shall take such actions as it deems advisable to refuse to give effect or to prevent such Transfer or Acquisition, including, but not limited to, refusing to give effect to such Transfer or Acquisition on the books of the Corporation or instituting proceedings to enjoin such Transfer or Acquisition.

G.    Remedies Not Limited. To the fullest extent permitted by law, the Corporation shall have the exclusive right to enforce the provisions of this Article FIFTH, including by seeking legal and/or equitable relief against any Prohibited Owner (and its broker, nominee or other agent). Nothing contained in this Article FIFTH shall limit the authority of the Corporation to take such action as it deems necessary or advisable to ensure all relevant Persons comply with the applicable Share Ownership Limit and this Article FIFTH, or to take such other actions as the Corporation otherwise has the authority to take.

H.    Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article FIFTH, including any defined term contained herein, the Board of Directors shall have the power to determine the application of the provisions of this Article FIFTH with respect to any situation based on the facts known to it. In the event that this Article FIFTH requires an action by the Board of Directors and this Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action so long as such action is in furtherance of, and not inconsistent with, the provisions of this Article FIFTH.

I.    Settlement of Nasdaq Transactions. Nothing in this Article FIFTH shall preclude the settlement of any transaction entered into through the facilities of Nasdaq or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article FIFTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article FIFTH.
J.    Severability. If any provision of this Article FIFTH or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

K.    Legend. Each certificate for shares of Capital Stock and each notice evidencing uncertificated shares of Capital Stock shall bear substantially the following legend:

“The shares represented by this [certificate / notice] are subject to restrictions on transfer for the purpose of maintaining the tax-free treatment of the distribution of the Corporation’s capital stock under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain exceptions set forth in the Corporation’s certificate of incorporation, no Person may Beneficially Own shares of capital stock of the Corporation in excess of 9.8% (or in the case of certain grandfathered holders, certain percentages specified in the Corporation’s certificate of incorporation), or such other percentage as is determined from time to time by the board of directors, of the voting power, number or value of outstanding shares of capital stock (whichever is more restrictive). Any Person who attempts to Beneficially Own shares of capital stock or other securities in excess of the above limitations must notify the Corporation in writing immediately. Any transfer in violation of the above limitations will be void ab initio. Notwithstanding the foregoing, if the restrictions above are violated, the shares of capital stock or securities represented hereby will be held in trust for a charitable beneficiary in the manner provided in the Corporation’s certificate of incorporation. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to, and all capitalized terms in this legend have the meanings defined in, the Corporation’s certificate of incorporation, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests.”

SIXTH:
A.    Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights of the holders of Preferred Stock to elect directors, the number of directors which shall constitute the entire Board of Directors shall initially be eleven (11) and shall thereafter be as fixed in the manner provided in the By-Laws of the Corporation (such total number of authorized directors, whether or not there exist any vacancies or previously authorized but unfilled directorship, the “Entire Board”). In no event shall a decrease in the number of directors constituting the Board of Directors shorten the term of any incumbent director.

B.    The Board of Directors shall exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL and this Second Amended and Restated Certificate of Incorporation. Without limiting the generality of the foregoing and in furtherance and not in limitation of the powers conferred by the DGCL and other applicable law, the Board of Directors is expressly authorized:

1.    To adopt, amend or repeal any By-Law (provided, however, that any By-Law made, amended or repealed by the Board of Directors may be amended or repealed, and that any By- Laws may be adopted, by the stockholders of the Corporation, pursuant to Article THIRTEENTH);

2.    To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;
3.    To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created; and

4.    By resolution adopted by the affirmative vote of a majority of the Entire Board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation, which, to the extent permitted by applicable law and provided in such resolution or in the By-Laws of the Corporation, and to the fullest extent permitted by the DGCL, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

C.    Commencing at the 2020 annual meeting of stockholders, the directors, other than those who may be elected by the holders of any series of Preferred Stock voting separately pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock), shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders (including the 2020 annual meeting of stockholders) in the manner provided in the By-Laws of the Corporation. From the effective date of this Second Amended and Restated Certificate of Incorporation until the election of the directors at the 2022 annual meeting of stockholders, the directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock voting separately pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock), shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the Entire Board. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. The initial assignment of directors to each such class shall be made by the Board of Directors. The term of office of the initial Class I directors shall expire at the 2020 annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the 2021 annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the 2022 annual meeting of stockholders. Each director elected at the 2020 annual meeting of stockholders and each director elected at the 2021 annual meeting of stockholders shall hold office until the 2022 annual meeting of stockholders and, in each case, until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. Commencing with the 2022 annual meeting of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the DGCL and each director shall be elected annually and shall hold office until the next annual meeting of stockholders and until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. Directors need not be stockholders of the Corporation.
D.    Except as otherwise expressly provided for or fixed by or pursuant to the provisions of this Second Amended and Restated Certificate of Incorporation relating to the rights of the holders of any outstanding series of Preferred Stock (including any Certificate of Designation relating to such series of Preferred Stock), newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from the death, resignation, or removal of any director or from any other cause shall be filled solely by the Board of Directors by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of, or by a sole remaining director, or if such vacancy is not so filled or otherwise eliminated by a reduction in the number of authorized directorships prior to the next annual meeting of stockholders, by the stockholders at the next annual meeting thereof. Any director elected in accordance with the first sentence of this Paragraph D shall hold office for a term that shall coincide with the remaining term of the class such director is elected to and until such director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

E.    From the effective date of this Second Amended and Restated Certificate of Incorporation until the earlier of (i) such time as the Board of Directors is no longer classified under Section 141(d) of the DGCL, and (ii) the election of directors at the 2022 annual meeting of stockholders, any director or the Entire Board, other than those who may be elected by the holders of any series of Preferred Stock voting separately pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock), may only be removed for cause~~, such removal to require the affirmative vote of the holders of shares representing at least two-thirds of the votes that would be entitled to vote on the election of directors of the Corporation by the then outstanding shares of all classes and series of Capital Stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class. For purposes of this.~~ For purposes of this Second Amended and Restated Certificate of Incorporation, “cause,” with respect to any director of the Corporation, shall be deemed to exist if (i) he or she is convicted or pleads nolo contendere to a felony or (ii) a final adjudication of a court of competent jurisdiction adverse to such director, and from which there is no further right to appeal, establishes that he or she (A) is of unsound mind, (B) willfully committed acts of misconduct that have a material and adverse economic effect on the Corporation, (C) breached his or her duty of loyalty to the Corporation, (D) engaged in active and deliberate acts of dishonesty against the Corporation, or (E) he or she received an Improper Personal Benefit (as defined below). “Improper Personal Benefit” shall mean a person’s receipt of a personal gain by reason of a person’s position as a member of the Corporation’s Board of Directors of a financial profit, monies or other advantage not also accruing to the benefit of the Corporation or to the stockholders generally and which is unrelated to his or her usual compensation by the Corporation for serving as a director, including, but not limited to, pursuant to the use or communication of confidential or inside information relating to the Corporation or its business or affairs for the purpose of generating a profit from trading in the Corporation’s securities or providing a benefit to a third party. Notwithstanding the foregoing, “Cause” shall not exist unless and until the Corporation has delivered to the director a written notice of the director’s failure to act that constitutes “cause” and, if cure is possible, such director shall not have cured such act or omission within ninety (90) calendar days after the delivery of such notice.
From and after the 2022 annual meeting of stockholders, any director or the Entire Board, other than those who may be elected by the holders of any series of Preferred Stock voting separately pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock, ~~may be removed with or without cause, in either case, only upon the affirmative vote of the holders of shares representing at least two- thirds of the votes that would be entitled to vote on the election of directors of the Corporation by the then outstanding shares of all classes and series of Capital Stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class.)~~, may be removed with or without cause.

Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock, voting as a separate class, are entitled to elect one or more directors of the Corporation pursuant to the provisions of this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock), any such director of the Corporation so elected may be removed only in accordance with this Second Amended and Restated Certificate of Incorporation (including such Certificate of Designation).

SEVENTH:
A.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner as shall be provided in the By-Laws of the Corporation in its present form or as hereafter amended from time to time.

B.    Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the stockholders of the Corporation, special meetings of the stockholders of the Corporation may be called at any time only at the direction of the chair of the Board of Directors, the chief executive officer of the Corporation, the lead outside director of the Board of Directors or by resolution adopted by the affirmative vote of a majority of the Entire Board. Except as otherwise required by the DGCL and subject to the provisions set forth in the By-Laws of the Corporation, the business to come before, and be conducted at, a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting (and any supplement thereof), and the person or group calling such meeting shall have exclusive authority to determine the business included in such notice. Any special meeting of the stockholders shall be held at such place, if any, within or outside the State of Delaware, and on such date and at such time, as shall be specified in the notice of such special meeting.

C.    Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation at which a quorum is present, and may not be effected by the stockholders of the Corporation by written consent or electronic transmission in lieu of any such meeting of stockholders.

D.    Election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
NINTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, that this Article NINTH shall not eliminate or limit the liability of a director (A) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL, or (D) for any transaction from which such director derived an improper personal benefit; nor shall this Article NINTH eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article NINTH originally became effective. If the DGCL is amended after approval by the stockholders of this Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time.

TENTH:
A.    Each person who was or is a party, or is threatened to be made a party to, or is involved in any pending or completed action, suit or investigation (including any internal investigation), inquiry, hearing, mediation, arbitration, other alternative dispute mechanism or any other proceeding, whether civil, criminal, administrative, regulatory, arbitrative, legislative, investigative or otherwise, and whether formal or informal, or any appeal of any kind therefrom, and whether instituted by or in the right of the Corporation, a governmental agency, the Board of Directors, any authorized committee thereof, a class of its security holders or any other party, and whether made pursuant to federal, state or other law (hereinafter a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, (1) is or was a director or officer of the Corporation or (2) is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, association, or other enterprise, whether for profit or not-for profit, including service with respect to employee benefit plans (each such person, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.
B.    Except as provided in Paragraph E of this Article TENTH, notwithstanding the provisions of Paragraph A of this Article TENTH, the Corporation shall not indemnify any person indemnified pursuant to Paragraph A of this Article TENTH in connection with a Proceeding (or part thereof) initiated by such person unless (i) the Board of Directors, by resolution thereof adopted by the affirmative vote of a majority of the Entire Board, authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or other applicable law, or (iii) such indemnification is otherwise required by the DGCL or other applicable law.

C.    The rights conferred upon Indemnitees in this Article TENTH shall be considered contract rights between the Corporation and the Indemnitee and shall be effective to the same extent and as if provided for in a contract between the Corporation and the Indemnitee. Such contract rights shall be deemed to vest at the commencement of the Indemnitee’s service to or at the request of the Corporation. Such contract rights shall include the right to be paid by the Corporation the expenses (including, without limitation, attorney’s fees) incurred by or on behalf of the Indemnitee in connection with any such Proceeding in advance of its final disposition, consistent with the provisions of the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader rights to payment of expenses than such law permitted the Corporation to provide prior to such amendment), and the other provisions of this Article TENTH. Such advancement of expenses shall be paid by the Corporation within twenty (20) calendar days after the receipt by the Corporation of a statement or statements from an Indemnitee requesting such advancement of expenses from time to time together with a reasonable accounting of such expenses; provided, however, that, if the DGCL so requires, the payment of such expenses incurred by a director or officer in his or her capacity as such (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan) in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified under this Article TENTH or pursuant to the DGCL or otherwise. A director’s or officer’s undertaking to repay the Corporation any advancement of expenses shall not be required to be secured, shall not bear interest, and shall be made without regard to such director’s or officer’s ability to repay such advancement of expenses. Except for any undertaking required by the DGCL or this Article TENTH, the Corporation shall not impose on any director or officer additional conditions to the advancement of expenses or require from any director or officer additional undertakings regarding repayment. Advancements of expenses to an Indemnitee shall include any and all reasonable expenses incurred pursuing an action to enforce this right of advancement, including expenses incurred preparing and forwarding statements to the Corporation to support the advancements claimed. The right to advancement of expenses provided by this Article TENTH shall not apply to (i) any Proceeding against a person brought by the Corporation and approved by resolution adopted by the affirmative vote of a majority of the Entire Board which alleges willful misappropriation of corporate assets by such person, wrongful disclosure of confidential information, or any other willful and deliberate breach in bad faith of such person’s fiduciary duty to the Corporation or its stockholders, or (ii) any claim for which indemnification is excluded pursuant to this Article TENTH, the DGCL or other applicable law.
D.    Subject to the provisions of this Article TENTH, the Corporation may, by action of its Board of Directors and to the extent not prohibited by the DGCL or other applicable law, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers. The Board of Directors shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the Board of Directors determines.

E.    If a claim under Paragraph A or C of this Article TENTH is not paid in full by the Corporation within (i) sixty (60) calendar days after a written claim for indemnification has been received by the Corporation or (ii) twenty (20) calendar days after a written claim for an advancement of expenses, together with a reasonable accounting of such expenses, has been received by the Corporation, the Indemnitee may at any time thereafter bring suit against the Corporation, in compliance with Article TWELFTH, to recover the unpaid amount of the claim or to obtain the advancement of expenses, as applicable, and, if successful, the Indemnitee shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the Indemnitee has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the Indemnitee for the amount claimed, but the burden of proving such defense shall, to the fullest extent not prohibited by applicable law, be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, a committee thereof, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The termination of any Proceeding described in this Article TENTH, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that the Indemnitee had reasonable cause to believe that such person’s conduct was unlawful.
F.    The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article TENTH shall not be exclusive of any other right which any Indemnitee may have or hereafter acquire under any statute, provision of this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended from time to time, By-Law of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

G.    The Corporation may purchase and maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article TENTH or the DGCL. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect the indemnification provided in this Article TENTH.

H.    No amendment to or repeal of any Paragraph of this Article TENTH, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article TENTH, shall, unless otherwise required by law, eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any action or proceeding accruing or arising, prior to such amendment, repeal or adoption of such inconsistent provision.

ELEVENTH: The Corporation, on behalf of itself and its subsidiaries, renounces, to the fullest extent permitted by the DGCL or other applicable law, any interest or expectancy of the

Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. Neither the alteration, amendment or repeal of this Article ELEVENTH, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article ELEVENTH, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article ELEVENTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article ELEVENTH, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”), or in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware (each such court, as applicable, the “Selected Forum”), shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation's stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL (or any successor provision thereto), this Second Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation (in each case, as they may be amended from time to time) or as to which the DGCL (or any successor provision thereto) confers jurisdiction on the Selected Forum, (D) any action asserting a claim governed by the internal affairs doctrine, (E) any action to interpret, apply, enforce or determine the validity of the Second Amended and Restated Certificate of Incorporation or the By-Laws (in each case, as they may be amended from time to time), or
(F)    any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the
DGCL. If any action, the subject matter of which is within the scope of the preceding sentence, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (1) the personal jurisdiction of the Selected Forum in connection with any action brought in such court to enforce the preceding sentence and (2) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of Capital Stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

THIRTEENTH:
A. The Corporation reserves the right, at any time and from time to time, to amend, modify or repeal any provisions contained in this Second Amended and Restated Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock), and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law, subject to the express provisions hereof and all rights, preferences, privileges and powers of whatsoever nature conferred on stockholders, directors, officers or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended from time to time are granted subject to the right reserved in this Article THIRTEENTH. ~~Notwithstanding any requirements of law and any other provision of this Amended and Restated Certificate of Incorporation which might otherwise permit a lesser vote, but in addition to any vote required by applicable law and any affirmative vote of the holders of any series of Preferred Stock~~
~~required by law or this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock), the affirmative vote of the holders of~~

~~shares representing at least two-thirds of the votes that would be entitled to be cast on such matter by all of the then outstanding shares of all classes and series of Capital Stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class, shall be required to amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation, or to adopt any new provision of this Amended and Restated Certificate of Incorporation.~~

B.    In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to amend, alter, repeal or adopt the By-Laws of the Corporation by resolution adopted by the affirmative vote of a majority of the Entire Board. ~~Notwithstanding any provision of this Amended and Restated Certificate of Incorporation or law which might otherwise permit a lesser vote, and in addition to any vote required by law, the~~The affirmative vote of the holders of at least ~~two-thirds of the votes that would be entitled to be cast on such matter by~~ a majority of the voting power of ~~of the then~~ outstanding shares of ~~all classes and series of~~ Capital Stock of the Corporation~~, at any annual or special meeting of stockholders, voting together as a single class~~ shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-Laws of the Corporation.

FOURTEENTH: If any provision (or any part thereof) of this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended from time to time shall be held invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (A) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any section of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (B) to the fullest extent possible, the provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any section containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed and attested to on this ~~6th~~    day of ~~February 201~~9    2021.

                /s/ ~~Steven Paladino~~Benjamin Wolin
Name: ~~Steven Paladino~~Benjamin Wolin
Title: President~~, Treasurer~~ and Chief ~~Financial~~ Executive Officer

covetrus

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY:

INTERNET	Go To: www.proxypush.com/CVET • Cast your vote online. • Have your Proxy Card ready. • Follow the simple instructions to record your vote.
PHONE	Call 1-866-390-6298 • Use any touch-tone telephone, 24 hours a day, 7 days a week. • Have your Proxy Card ready. • Follow the simple recorded instructions.
MAIL	• Mark, sign and date your Proxy Card. • Fold and return your Proxy Card Form in the postage-paid envelope provided.

Go Green! To receive documents via e-mail, simply go to: www.proxydocs.com/CVET

CONTROL NUMBER

<— Please fold here — Do not separate —>

Covetrus, Inc.

Annual Meeting of Shareholders

For Shareholders as of March 15, 2021

TIME: Wednesday, May 12, 2021 10:00 AM, Eastern Time
PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/CVET for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Jamey Seeley, General Counsel and Secretary, and Margie B. Pritchard, VP Senior Corporate Counsel, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Covetrus, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS' RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2021 Mediant Communications Inc. All Rights Reserved

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Covetrus, Inc.

Annual Meeting of Shareholders

Please make your marks like this: ☒ Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL(S) 1, 2, 3, AND 4.

PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1. Election of Directors				
	FOR	WITHHOLD		
To vote for all directors mark here:	☐			
1.01 Mark J. Manoff	☐	☐		FOR
1.02 Edward M. McNamara	☐	☐		FOR
1.03 Steven Paladino	☐	☐		FOR
1.04 Sandra Peterson	☐	☐		FOR
	FOR	AGAINST	ABSTAIN	
2. Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021	☐	☐	☐	FOR
3. To approve an amendment to our amended and restated certificate of incorporation to eliminate supermajority voting requirements	☐	☐	☐	FOR
4. To approve, by a non-binding, advisory vote, the 2020 compensation paid to our named executive officers	☐	☐	☐	FOR
5. Transact such other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting				

You must pre-register to attend the meeting online and/or participate at the email address indicated.

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ____ Date ____ Signature (if held jointly) ____ Date ____

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